UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.
)
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☐	Soliciting Material Pursuant to §240.14a-12
ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

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A Letter from the CEO

Juan R. Luciano B O A R D C H A I R A N D C E O

Dear Stockholders,

2022 was an important year for ADM. We celebrated our 120th anniversary with outstanding financial results, demonstrating once again how our unparalleled global footprint, combined with our best-in-class team, power our performance even in dynamic market conditions. We advanced key strategic initiatives across our Productivity and Innovation pillars, continuing to build a better company and position our portfolio for future growth. And importantly, we lived our purpose and demonstrated the power of our culture by supporting the global food system in a time of stress, and standing up to assist our colleagues and the people of Ukraine.

Our Productivity work continued to help us enhance efficiencies and achieve a record four-quarter adjusted average ROIC of 13.6%. We launched a new Billion Dollar Challenge in 2022: Around the globe, thousands of colleagues stepped up to identify opportunities to monetize assets and optimize working capital, exceeding our goals by unlocking more than $1.6 billion in cash by the end of the year. We completed a modernization of our corn processing facility in Marshall, Minnesota, and are now using that successful project as a model for a wider effort to install enhanced automation, more sophisticated control systems, and the increased use of analytics at production facilities worldwide. And we continued the expansion of our 1ADM business transformation, which is enabling us to improve our processes and expand capabilities in areas ranging from indirect procurement, to go-to-market strategies, to grain merchandising.

In Innovation, we continued in 2022 to position our company to meet demand in large, fast-growing categories, powered by the enduring trends of food security, health and well-being, and sustainability. For example, we advanced several initiatives relating to enhancing our ability to meet growing demand for plant-based proteins: We announced a capacity expansion in Decatur, Illinois, and completed one in Serbia; we invested to add non-GMO soybean processing at our facility in Mainz, Germany; we entered into a partnership with Benson Hill to scale ultra-high protein soy for food; and we began construction on our Decatur Nutrition Protein Solutions Center. We made significant strides to decarbonize our value chain in order to be the partner of choice in low-carbon intensity feedstocks: We enrolled 1.2 million acres in regenerative agriculture programs, continued to focus on advancing our Strive 35 goals across our production footprint, and continued to propel our initiatives to connect and expand our carbon capture and storage capabilities. This work is helping us offer new, low-carbon intensity solutions for customers across our portfolio, exemplified by our PepsiCo agreement, our lactic acid and polylactic acid joint ventures with LG Chem, our North Dakota project to supply feedstocks for renewable diesel, and the continued growth of our BioSolutions business.

“We made significant strides to decarbonize our value chain in order to be the partner of choice in low-carbon intensity feedstocks.” Juan Luciano

“We were proud to be recognized multiple times for our work across the ESG spectrum ...” Juan Luciano	The critical third pillar of our strategy is Culture. Our team in 2022 continued to demonstrate the very best of ADM. In a volatile environment that was impacted by extreme weather, COVID shutdowns in China, and significant supply chain disruptions, our colleagues around the globe leveraged our irreplicable global asset footprint, our best-in-class execution, and our broad array of differentiated products and services to ensure we were meeting global needs of customers and consumers day in and day out. We were proud to be recognized multiple times for our work across the ESG spectrum, from being named a Financial Times Diversity Leader and being featured on Newsweek’s Most Loved Workplaces list, to our inclusion on the Investor’s Business Daily Best ESG Companies compilation and our fourth straight year of being named to Ethisphere’s World’s Most Ethical Companies list. And most of all, when faced with a horrific war that impacted both our business and our colleagues, Team ADM stepped up, supporting our teammates and the people of Ukraine. The company and our colleagues together provided millions of dollars in support for the people of Ukraine, and many personally became involved in relief work, whether by packing food or by offering their own homes to colleagues who fled the war. I am proud and thankful for their efforts.

As we look ahead, we expect another strong year in 2023. Our Productivity, Innovation and Culture work will continue to power growth and support returns. And our team will continue to deliver on our purpose: to unlock the power of nature to enrich the quality of life.

Sincerely yours,

Juan R. Luciano

Board Chair, CEO and President

Delivering Outstanding Performance

ADM

Record Adjusted Earnings Per Share

$7.85

Up **51%** year over year

Record Adjusted Segment Operating Profit

$6.6B

Up **39%** year over year

Record Adjusted ROIC **13.6%**

Up **36%** year over year

Record Adjusted EBITDA **$6.8B**

Up **39%** year over year

Raised quarterly dividend by **12.5%**

$2.3B returned to shareholders via dividends & share repurchases

50 consecutive years of dividend increases

PRODUCTIVITY

INNOVATION

Additional Highlights

•	$1.6 billion unlocked via Billion Dollar Challenge

•	26% year-over-year revenue growth in BioSolutions

•	12% increase in Destination Marketing volumes

•	1.2 million regenerative agriculture acres

•	Signed PepsiCo regenerative agriculture agreement

•	Announced FBN Gradable partnership

•	Signed MOU with Bayer for sustainable crop production in India

•	Signed LG Chem lactic and polylactic acid joint ventures

•	Invested in Marshall, Minnesota, starch expansion
•	Announced Decatur, Illinois, alternative protein expansion, solutions center

•	Completed Serbia alternative protein expansion

•	Signed Benson Hill ultra-high protein partnership

•	Formed New Culture strategic partnership

•	Invested in Mainz non-GMO expansion

•	Opened Wuxi Science & Technology center

•	Launched ScaleUp precision fermentation joint venture

•	Opened North America microbiology lab

•	Completed Marshall digital modernization

*

The Letter and Financial Highlights above refer to non-GAAP, or “adjusted,” financial measures that exclude certain items from the comparable GAAP measure. For a reconciliation of these non-GAAP items to GAAP, please refer to Annex A to our proxy statement and beginning on page 36 of our 2022 Annual Report on Form 10-K.

Unlocking Nature, Enriching Life.

ADM

Ethisphere
World's Most Ethical Company

Ranked on
Fortune
Most Admired list

Accelerated
No-Deforestation
commitment to 2025

Announced
Net-Zero Ambition

Committed to
ESG

Environmental	Social		Governance
1.2M Regen Ag Acres	$13M in Ukraine Support	$4M+ in Hunger Relief	$750M Sustainable Bond

CULTURE

Additional Highlights

•	Launched Employee Resource Groups

•	Announced net-zero ambition

•	Committed to collaboration with Science-based Targets Initiative

•	Fortune Most Admired list

•	Top Employers Institute: Top Employer in Europe, China and Singapore

•	WSJ Management Top 250 list

•	Financial Times Diversity Leader 2023

•	Computerworld Best Places to Work in IT list
•	SEAL Business Sustainability award

•	Field to Market Collaboration of the Year award

•	Investor’s Business Daily Best ESG Companies list

•	Newsweek Most Loved Workplaces list

•	Environment + Energy Leader carbon capture recognition

•	3BL 100 Best Corporate Citizens list

•	Ethisphere World’s Most Ethical Company

•	$500M Sustainable Letter of Credit Program

ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

Notice of Annual Meeting

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held on Thursday, May 4, 2023, commencing at 8:30 A.M. Central Daylight Time. The annual meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/ADM2023. To enter the annual meeting, you will need the 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts. Online check-in will start shortly before the meeting on May 4, 2023. At the annual meeting, you will be asked to consider and vote on the following matters:

(1)	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors to audit the accounts of our company for the fiscal year ending December 31, 2023;

(3)	To consider an advisory vote on the compensation of our named executive officers;

(4)	To consider an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

(5)	To consider and act upon a stockholder proposal regarding an independent board chairman; and

(6)	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 14, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2023: THE 2023 PROXY STATEMENT AND 2022

ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT

www.proxyvote.com

Forward-Looking Statements

This proxy statement contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A, “Risk Factors” included in our Annual Report on Form 10-K, as may be updated in our subsequent Quarterly Reports on Form 10-Q. To the extent permitted under applicable law, Archer-Daniels-Midland Company assumes no obligation to update any forward-looking statements as a result of new information or future events.

Proxy Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2022 Annual Report on Form 10-K. As used in this proxy statement, “ADM” or the “Company” refers to Archer-Daniels-Midland Company. The information contained on adm.com or any other website referred to in this proxy statement is provided for reference only and is not incorporated by reference into this proxy statement.

General Information

Meeting: Annual Meeting of Stockholders

Date: Thursday, May 4, 2023

Time: 8:30 A.M. Central Daylight Time

Location: The completely virtual annual meeting will be held at www.virtualshareholdermeeting.com/ADM2023

Record Date: March 9, 2023

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 546,445,165 as of March 9, 2023

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters and Principal Executive Office:

77 West Wacker Drive, Suite 4600,

Chicago, Illinois 60601

Corporate Website: www.adm.com

Executive Compensation

CEO: Juan R. Luciano

CEO 2022 Total Direct Compensation:

•	Salary: $1,429,174
•	Non-Equity Incentive Plan Compensation: $4,712,540
•	Long-Term Incentives: $17,727,259

CEO Employment Agreement: No

Change in Control Agreement: No

Stock Ownership Guidelines: Yes

Anti-Hedging Policy: Yes

Items to Be Voted On

•	Election of Directors for a One-Year Term
•	Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)
•	Advisory Vote on Executive Compensation
•	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
•	Stockholder Proposal

Corporate Governance

Director Nominees: 11

•	Michael S. Burke (Independent)
•	Theodore Colbert (Independent)
•	James C. Collins, Jr. (Independent)
•	Terrell K. Crews (Independent)
•	Ellen de Brabander (Independent)
•	Suzan F. Harrison (Independent)
•	Juan R. Luciano
•	Patrick J. Moore (Independent)
•	Debra A. Sandler (Independent)
•	Lei Z. Schlitz (Independent)
•	Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2022: 6

Board Committee Meetings in 2022:

•	Audit – 9
•	Compensation and Succession – 5
•	Nominating and Corporate Governance – 4
•	Sustainability and Corporate Responsibility – 4

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

ADM Proxy Statement 2023 | 1

PROXY SUMMARY — Governance Highlights

Governance Highlights

The Board of Directors views itself as the long-term stewards of ADM. The Board is committed to enhancing the success and value of our Company for its stockholders, as well as for other stakeholders such as employees, business partners, and communities. The Board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our Company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making, and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our Company.

We use majority voting for uncontested director elections.

10 of 11 of our director nominees are independent and only independent directors serve on the Audit, Compensation and
Succession, Nominating and Corporate Governance, and Sustainability and Corporate Responsibility Committees.

We have an independent Lead Director, selected by the independent directors. The Lead Director provides the Board with independent leadership, facilitates the Board’s independence from management, and has broad powers as described on page 15.

Our independent directors meet in executive session at each regular in-person board meeting.

We have policies prohibiting directors and officers from trading in derivative securities of our Company and from pledging any Company stock.	Significant stock ownership requirements are in place for directors and executive officers.

The Board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to the Board.

Individuals cannot stand for election as a director once they reach age 75, and our Corporate Governance Guidelines set limits on the number of public company boards on which a director can serve.

Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.

Our bylaws include a proxy access provision under which a stockholder or group of up to 20 stockholders that has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

Our Sustainability and Corporate Responsibility Committee provides Board-level oversight of environmental, corporate social responsibility, diversity, safety, and sustainability matters.	We are named as one of the “World’s Most Ethical Companies” by Ethisphere.

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

Proposal No. 1—Election of Directors	FOR	7

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	84

Proposal No. 3—Advisory Vote on Executive Compensation	FOR	85

Proposal No. 4—Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	86

Proposal No. 5—Stockholder Proposal – Independent Board Chairman	AGAINST	87

2 | ADM Proxy Statement 2023

PROXY SUMMARY — Director Nominee Qualifications, Skills, and Experience

Director Nominee Qualifications, Skills, and Experience

The following chart provides summary information about each of our director nominees’ qualifications, skills, and experience. More detailed information is provided in each director nominee’s biography beginning on page 8.

CEO Leadership CEO experience at a large public company.	•		•				•	•

Finance / Accounting

Experience in positions requiring financial knowledge and analysis or overseeing internal controls and reporting of public company financial and operating results, including as chief financial officer and/or in accounting, corporate finance, or treasury functions.

	•			•				•

International Business Experience working outside the U.S. or overseeing a global business.	•	•	•	•	•	•	•	•		•

Agriculture / Food / Retail Consumer Experience in agriculture, food, or retail consumer businesses or industries.			•	•	•	•	•		•		•

M&A

Experience implementing growth strategies, establishing partnerships, identifying opportunities, and analyzing cultural and strategic fit in connection with mergers, acquisitions, divestitures, and other strategic transactions.

	•	•	•	•		•	•	•		•	•

Risk Management

Experience assessing and reviewing material risk exposures and the measures to manage and mitigate material risks, including in the areas of operations, health and safety, climate change, cybersecurity, and regulatory.

	•	•		•			•	•			•

Sustainability / Environmental / Social Experience overseeing environmental impact, corporate social responsibility, or sustainability strategies or initiatives.	•		•	•		•	•	•	•	•

Sales / Marketing Experience involving branding, marketing, and sales at a global scale and in key markets.		•	•			•	•		•	•

Food Science / R&D Experience in scientific or research roles, particularly in agricultural or food science.			•		•	•	•		•	•

Information Technology / Cybersecurity Experience in positions requiring information technology knowledge or overseeing information technology functions, including data management and cybersecurity.		•									•

Four of our director nominees (Messrs. Crews, Moore, and Westbrook and Ms. Harrison) have earned recognition as part of the NACD Directorship 100™ from the National Association of Corporate Directors (NACD), a leading independent not-for-profit organization dedicated to enhancing corporate governance to drive economic opportunity and positive change in business and the communities they serve. The annual NACD Directorship 100™ celebrates and recognizes the most influential directors and leaders in the corporate governance community who have demonstrated excellence in the boardroom through innovation, courage, and integrity.

ADM Proxy Statement 2023 | 3

PROXY SUMMARY — Director Nominee Diversity, Age, Tenure, and Independence

Director Nominee Diversity, Age, Tenure, and Independence

The following charts provide information about our director nominees’ personal characteristics, including race/ethnicity, gender, and age, as well as tenure and independence, to illustrate the diversity of perspectives of our director nominees. More detailed information is provided in each director nominee’s biography beginning on page 8.

	Tenure/Age/Gender			Race/Ethnicity
	Years on Board	Age	Gender	Hispanic/Latinx		Asian	Black or African American	White

M. S. Burke	4	59	M					•

T. Colbert	1	49	M				•

J. C. Collins, Jr.	0	60	M					•

T. K. Crews	11	67	M					•

E. de Brabander	0	60	F					•

S. F. Harrison	5	65	F					•

J. R. Luciano	8	61	M	•

P. J. Moore	19	68	M					•

D. A. Sandler	6	63	F	•	•		•

L. Z. Schlitz	3	56	F			•

K. R. Westbrook	19	67	M				•

64% Overall Diversity	91% Independent

45% Black, Asian, or Hispanic	36% Female

4 | ADM Proxy Statement 2023

General Information About the Annual Meeting and Voting

General Matters

The Board of Directors asks that you vote by proxy in advance of the annual stockholders’ meeting. The meeting will be completely virtual and will be held at the time and web address mentioned in the Notice of Annual Meeting included in these materials. We will be using the “notice and access” method of providing proxy materials to stockholders via the internet. We will mail to our stockholders (other than those described below) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the 2022 Annual Report on Form 10-K and how to vote electronically via the internet. This notice will also contain instructions on how to request a paper copy of the proxy materials. Stockholders holding shares through the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees (the “401(k) and ESOP”) and those stockholders who previously have opted out of participation in notice and access procedures will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. We are first providing our stockholders with notice and access to, or first mailing or emailing, this proxy statement and a proxy form around March 14, 2023.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC a base shareholder meeting services fee of approximately $15,000 plus reasonable project management fees and expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable fees and expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent, and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stockholders of record at the close of business on March 9, 2023, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 9, 2023, we had 546,445,165 outstanding shares of common stock, each share being entitled to one vote on each of the director nominees and on each of the other matters to be voted on at the meeting.

Our stockholders and advisors to our Company are the only people entitled to attend the annual meeting. The annual meeting this year will be a completely virtual meeting of stockholders. Hosting a virtual meeting provides expanded access, improved communication, and cost savings for our stockholders and us and enables participation from any location around the world. Stockholders may submit questions during the annual meeting at www.virtualshareholdermeeting.com/ADM2023, and management will respond to questions following adjournment of the formal business of the annual meeting and after any management remarks. If you have questions during the meeting, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the annual meeting online and voting again (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). This year, stockholders are asked to provide an advisory vote on whether future advisory votes on the compensation of our named executive officers should be held every one, two, or three years. The option among these choices that receives the affirmative vote of the holders of a plurality of the votes cast on the matter will be deemed to have received the advisory approval of stockholders. Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or by proxy, at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors or the advisory vote on the frequency of future advisory votes on executive compensation. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting,

ADM Proxy Statement 2023 | 5

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — Principal Holders of Voting Securities

and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (“SEC”), we believe that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount		Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	62,387,832	(1)	11.42

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	50,443,160	(2)	9.23

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	44,573,583	(3)	8.16

Capital World Investors 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	40,462,244	(4)	7.40

State Street Corporation One Lincoln Street, Boston, MA 02111	31,809,735	(5)	5.82

(1)

Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group has sole dispositive power with respect to 60,075,805 shares, shared voting power with respect to 806,097 shares, and shared dispositive power with respect to 2,312,027 shares.

(2)

Based on a Schedule 13G/A filed with the SEC on January 31, 2023, State Farm Mutual Automobile Insurance Company and related entities have sole voting and dispositive power with respect to 46,796,552 shares and shared voting and dispositive power with respect to 3,646,608 shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 3, 2023, BlackRock, Inc. has sole voting power with respect to 40,066,775 shares and sole dispositive power with respect to 44,573,583 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 13, 2023, Capital World Investors has sole voting power with respect to 40,342,736 shares and sole dispositive power with respect to 40,462,244 shares.

(5)

Based on a Schedule 13G/A filed with the SEC on February 6, 2023, State Street Corporation has shared voting power with respect to 28,770,251 shares and shared dispositive power with respect to 31,780,683 shares.

6 | ADM Proxy Statement 2023

PROPOSAL NO. 1

Proposal No. 1 — Election of Directors for a One-Year Term

The Board of Directors currently consists of twelve members. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the current directors for re-election at the annual meeting, except for Francisco J. Sanchez, who has determined not to stand for re-election, and Donald E. Felsinger, who has reached the age limit of 75 set forth in our Corporate Governance Guidelines. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated a new nominee for election at the annual meeting, Ellen de Brabander. Dr. de Brabander was identified by the Nominating and Corporate Governance Committee as a potential nominee following a recommendation from Korn Ferry, a consultant who was engaged to assist in the search for potential director nominees, and was recommended by the Nominating and Corporate Governance Committee after it completed its interview and vetting process. Finally, James C. Collins, Jr. is standing for election to serve as a director of the Company for the first time at this year’s annual meeting. Mr. Collins was identified as a potential nominee following a recommendation from Korn Ferry and after an evaluation and recommendation by the Nominating and Corporate Governance Committee, the Board elected him to the Board in August 2022.

As a result, the Board has resolved that, effective at the annual meeting, the number of directors of the Company will be set at eleven. Proxies cannot be voted for a greater number of persons than eleven, which is the number of nominees. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named as proxies may vote for a substitute who will be designated by the Board. Alternatively, the Board could reduce the size of the board. The Board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders.

This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date that the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.”

The information below describes, as applicable, the nominees, their ages, positions with our Company, principal occupations, current directorships of other publicly owned companies, directorships of other publicly owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 9, 2023, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

The Board of Directors recommends a vote FOR the election of the eleven nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2023 | 7

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Director Nominees

Michael S. Burke Age: 59 Director since: 2018 Board Committees: Compensation and Succession; Nominating and Corporate Governance Common stock owned: 17,277 (1) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: Universal Engineering Sciences (Chair); Westwood Professional Services (board member); SitelogIQ (board member); CarbonCure (board member); Nexii Building Solutions (board member); American Institute of Certified Public Accountants (member); California Bar Association (member)

•  PRIOR: Business Roundtable (board member; Chair, Infrastructure Committee); Children’s Bureau (Vice Chair); World Economic Forum (Co-Chair, Steering Committee, Infrastructure and Urban Development)

Public Boards

•  PRIOR (within past 5 years): AECOM (Chairman)

Career Highlights

•  AECOM (a global infrastructure firm)

- Chairman and Chief Executive Officer (2015-2020)

- Chief Executive Officer (2014-2015)

- President (2011-2014)

- Other leadership roles (2005-2011)

•  KPMG LLP

- Member of Board of Directors (2000-2005)

- Partner (1995-2005)

Qualifications

Mr. Burke brings to the Board his deep expertise in accounting and finance, his experience as a CEO, and his involvement in projects throughout the world. Mr. Burke also brings significant ESG experience, including having built one of the largest environmental engineering firms in the world (a subsidiary of AECOM) focused on sustainability and currently serving as a member of the board of directors of CarbonCure and Nexii Building Solutions, companies focused on reducing the harmful emissions from the utilization of cement in the construction process.

Theodore Colbert Age: 48 Director since: 2021 Board Committees: Audit; Sustainability and Corporate Responsibility Common stock owned: 5,746 (2) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: The National Space Council Users Advisory Group (appointed by Vice President Kamala Harris); New Leaders (Chair); The Executive Leadership Council (member); Thurgood Marshall College Fund (Co-Vice Chair); DC College Access Program (board member); Virginia Tech Innovation Campus Advisory Board (board member); Aerospace Industries Association (Vice-Chair)

•  PRIOR: Georgia Tech President’s Advisory Board (two terms)

•  HONORS: 2022 Black Engineer of the Year Award; 2021 Capital CIO of the Year ORBIE Award for leadership; named one of the Most Influential Black Executives in Corporate America by Savoy magazine in 2020 and 2021; first recipient of the Fisher Center prize for Excellence in Driving Transformation from the Fisher Center For Business Analytics at Berkeley; 2018 Forbes CIO Innovation Award; recognized as one of the Most Powerful Executives in Corporate America by Black Enterprise magazine in 2017; 2017 Morehouse College Bennie Leadership Award for Excellence in Business; 2016 National Society of Black Engineers Golden Torch Legacy Award; HMG Strategy 2016 CIO of the Year; 2015 Ebony Power 100 honoree

Career Highlights

•  Boeing (a global aerospace company)

- Executive Vice President of The Boeing Company and President and Chief Executive Officer of Boeing Defense, Space & Security (2022-present)

- Executive Vice President of The Boeing Company and President and Chief Executive Officer of Boeing Global Services (2019-2022)

- Chief Information Officer and Senior Vice President of Information Technology & Data Analytics (2016-2019)

- Chief Information Officer and Vice President of Information Technology Infrastructure (2013-2016)

- Other leadership roles (2009-2013)

•  Citigroup

- Senior Vice President of Enterprise Architecture (2007-2009)

•  Ford Motor Company

- Various roles in the Information Technology organization (1996-2007)

Qualifications

Mr. Colbert brings extensive expertise in corporate leadership to the Board, as well as significant knowledge of information technology, information security, cybersecurity, and data and analytics.

8 | ADM Proxy Statement 2023

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

James C. Collins, Jr. Age: 60 Director since: 2022 Board Committees: Compensation and Succession; Sustainability and Corporate Responsibility Common stock owned: 943 (1) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: Vestaron Corporation (board member); University of Delaware College of Agriculture and Natural Resources (Advisory Committee member); University of Tennessee Lone Oaks Farm Advisory Council (board member)

•  PRIOR: CropLife International (board member); University of Delaware’s Alfred Lerner College of Business & Economics (advisory board member); Hagley Museum and Library (board member); US China Business Council (member); Business Roundtable (Special Committee on Equity and Racial Justice; Climate Policy Committee; Trade Committee); Longwood Botanical Gardens (board member); National 4-H Council (board member)

Public Boards

•  PRIOR (within past 5 years): Corteva, Inc.

Career Highlights

•  Corteva, Inc. (a global agricultural and seed company)

- Chief Executive Officer (2019-2021)

•  DowDuPont

- Chief Operating Officer (2017-2019)

•  DuPont

- Executive Vice President (2014-2017)

- Senior Vice President (2013-2014)

- President Industrial Biosciences (2011-2013)

- VP Acquisitions and Integration – Danisco (2011)

- President Crop Protection (2003-2010)

Qualifications

Mr. Collins brings to the Board a wealth of expertise in innovation and global agriculture, a strong commitment to diversity and inclusion, and a keen understanding of how to support farmers as companies and farmers work together to improve the sustainability of the agriculture and nutrition value chains. During his time at Corteva, he spearheaded a comprehensive array of initiatives to enhance sustainability, with a strong focus on helping farmers lead with new practices and innovations.

Terrell K. Crews Age: 67 Director since: 2011 Board Committees: Audit (Chair); Executive; Sustainability and Corporate Responsibility Common stock owned: 48,866 (3) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: Freed-Hardeman University (board member); Teay’s River Investments (board member)

•  HONORS: NACD Directorship 100™ (2015)

Public Boards

•  CURRENT: WestRock Company

•  PRIOR (within past 5 years): Hormel Foods Corporation

Career Highlights

•  Monsanto Company (a global agricultural and seed company)

- Executive Vice President, Chief Financial Officer and Vegetable Business CEO (2007-2009)

- Executive Vice President and Chief Financial Officer (2000-2007)

- Various other roles (1977-2000)

Qualifications

Mr. Crews brings to the Board of Directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business, and international operations.

ADM Proxy Statement 2023 | 9

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Ellen de Brabander Age: 60 Director since: N/A (new nominee) Board Committees: N/A Common stock owned: 0 Percent of class: N/A

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: PeakBridge (scientific advisory board member and investment committee member); New York Academy of Sciences (board member); Brabantse Ontwikkel Maatschappij (a regional development organization in The Netherlands) (board member); Sanquin Health Solutions (board member); Open University, The Netherlands (board member); Brightlands Venlo (food/agro innovation campus and ecosystem in The Netherlands) (board president)

•  HONORS: Golden Medal from the Royal Dutch Chemical Society in 2000 for Best Chemist; 2020 National Diversity Council’s list of Power 50 in the U.S

Career Highlights

•  Elanco (a global leader in animal health)

- Executive Vice President, Innovation and Regulatory Affairs (2021-present)

•  PepsiCo

- Senior Vice President, R&D Technical Insights, Digital Solutions, and Compliance (2014-2021)

•  EIT Food (food innovation community supported by the EU)

- Interim Chief Executive Officer (2016-2018)

•  Merial (now part of Boehringer Ingelheim Animal Health)

- Chief Technology Officer (2008-2014)

Qualifications

Dr. de Brabander brings extensive leadership experience and a strong track record of accomplishments in R&D and innovation as well as global leadership in regulatory affairs across a range of industries including food, animal health, and pharmaceuticals. Dr. de Brabander earned her Ph.D. cum laude in bio-organic chemistry from Leiden University in the Netherlands and completed her post-doctoral work in molecular biology at the Massachusetts Institute of Technology (MIT) in the group of Prof. Dr. H.G. Khorana, a Nobel laureate. She is the co-author of over 60 publications in scientific journals, holds 18 patents, and has received multiple awards for her research.

Susan F. Harrison

Age: 65

Director since: 2017

Board Committees: Compensation and Succession; Executive; Sustainability and Corporate Responsibility (Chair)

Common stock owned: 20,307 (1)

Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  PRIOR: Executive Women’s Forum of NY (Board Member)

•  HONORS: NACD Directorship 100™ (2022); Ad Age’s ‘Women to Watch’, YWCA Women Achiever Award; Foundation of Excellence Award in Corporate Leadership Award from the NY State Dental Association

Public Boards

•  CURRENT: WestRock Company; Ashland Inc.

Career Highlights

•  Colgate-Palmolive Company (a global household and consumer products company)

- President of Global Oral Care (2011-2019)

- President Hill’s Pet Nutrition Inc. North America (2009-2011)

- Vice President, Marketing (2006-2009)

- Vice President and General Manager of Colgate Oral Pharmaceuticals, North America, and Europe (2005-2006)

- Various other roles (1983-2005)

Qualifications

Ms. Harrison’s qualifications to serve as a director of our company include her extensive leadership, management, operations, marketing, and international experience, along with her ESG experience in overseeing environmentally appropriate packaging and formulas for consumer products.

10 | ADM Proxy Statement 2023

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Juan R. Luciano Age: 61 Director since: 2014 Chair of the Board, Board Committees: Executive Common stock owned: 2,542,386 (4) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: Rush University Medical Center (Lead Director); Kellogg School of Management, Northwestern University (board member); Intersect Illinois (board member); US-China Business Council (member); Economic Club of Chicago (member); Commercial Club of Chicago (member); The Business Roundtable (member)

•  HONORS: 2021 International Executive of the Year (Executives’ Club Chicago); 2021 Darla Moore School of Business at the University of South Carolina, Leadership Legacy Award; 2020 Outstanding Service in Business Award (Illinois); 2020 Maestro Award (Latino Leaders magazine)

Public Boards

•  CURRENT: Eli Lilly and Company (Lead Director)

Career Highlights

•  ADM

- Chair of the Board, Chief Executive Officer and President (2016-present)

- Chief Executive Officer and President (2015-2016)

- President and Chief Operating Officer (2014)

- Executive Vice President and Chief Operating Officer (2011-2014)

•  The Dow Chemical Company (a multinational chemical company)

- Executive Vice President and President, Performance Division (2010-2011)

Qualifications

Mr. Luciano has extensive experience directly overseeing the commercial and production activities of ADM’s corn, oilseeds, and agricultural services businesses, as well as its research, project management, procurement, and risk management functions. He also has overseen the Company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the Company’s efforts to improve its capital, cost, and cash positions.

Patrick J. Moore Age: 68 Director since: 2003 Board Committees: Audit; Executive; Nominating and Corporate Governance (Chair) Common stock owned: 79,742 (1) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: North American Review Board of American Air Liquide Holdings, Inc.; St. Louis Zoological Association (board member); Hoverfly Holdings (board member); Engineered Corrosion Solutions (board member)

•  HONORS: NACD Directorship 100™ (2021)

Public Boards

•  CURRENT: Energizer Holdings, Inc. (Chairman)

Career Highlights

•  PJM Advisors, LLC (a private equity investment and advisory firm founded by Mr. Moore)

- President and Chief Executive Officer (2011—present)

•  Smurfit-Stone Container Corporation (a leader in integrated containerboard and corrugated package products and paper recycling) (5)

- Chairman and Chief Executive Officer (2002-2011)

- Other roles including Chief Financial Officer, Vice President—Treasurer and General Manager, Industrial Packaging division (1987-2002)

•  Continental Bank

- Various roles in corporate lending, international banking, and administration (1975-1987)

Qualifications

Mr. Moore brings to the Board his financial expertise and substantial experience in leadership, banking and finance, strategy development, and operations management. Mr. Moore also brings extensive experience in environmental and sustainable practices from his time at Smurfit-Stone and his service on the board of the Sustainable Forestry Initiative, with particular focus on recycling, carbon sequestration, reduction of energy and water usage, and sustainable forestry.

ADM Proxy Statement 2023 | 11

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Debra A. Sandler Age: 63 Director since: 2016 Board Committees: Audit; Nominating and Corporate Governance Common stock owned: 23,117 (1) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: Hofstra University (board member); The Executive Leadership Council (member); Pharmavite, LLC (board member)

Public Boards

•  CURRENT: Gannett Co., Inc.; Dollar General Corporation; Keurig Dr Pepper Inc.

Qualifications

Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development, and health and wellbeing in the consumer packaged goods industry.

Career Highlights

•  LaGrenade Group, LLC (a marketing consulting firm Ms. Sandler founded to advise consumer packaged goods companies operating in the Health and Wellness space)

- President (2015-present)

•  Mavis Foods, LLC (a startup Ms. Sandler founded that makes and sells Caribbean sauces and marinades)

- Chief Executive Officer (2018-present)

•  Mars, Inc.

- Chief Health and Wellbeing Officer (2014-2015)

- President, Chocolate, North America (2012-2014)

- Chief Consumer Officer of Mars Chocolate North America (2009-2012)

•  Johnson & Johnson

- Various roles, including Worldwide President, McNeil Nutritionals division (1999-2009)

•  PepsiCo

- Various roles, including Marketing Vice President (1985-1999)

Lei Z. Schlitz Age: 56 Director since: 2019 Board Committees: Compensation and Succession; Sustainability and Corporate Responsibility Common stock owned: 13,277 (1) Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: Society of Women Engineers (member)

•  HONORS: Distinguished Alumni Achievement Award (University of Wisconsin-Madison Alumni Association)

Qualifications

Dr. Schlitz brings extensive leadership experience in strategy development, growth initiatives, and operational excellence, along with strong sustainability experience, including driving innovations in energy and water efficiency and reduction of global warming potential in the manufacturing process. While at ITW, Dr. Schlitz served as an executive member of Illinois Tool Works’ Diversity & Inclusion Council, overseeing the company’s diversity and inclusion initiatives. Dr. Schlitz holds a doctorate in mechanical engineering from the University of Wisconsin-Milwaukee, and a bachelor’s degree in engineering mechanics from Tsinghua University, China.

Career Highlights

•  Johnson Controls (a global building products company)

- Vice President and President, Global Products (2022-present)

•  Illinois Tool Works Inc. (a global multi-industrial manufacturer)

- Executive Vice President, Automotive OEM (2020-2022)

- Executive Vice President, Food Equipment (2015-2020)

- Group President, Worldwide Ware-Wash, Refrigeration, and Weigh/Wrap Businesses (2011-2015)

- Vice President, Research & Development, and Head of ITW Technology Center (2008-2011)

•  Siemens Energy & Automation

- Business Manager for Emerging Businesses, Residential Product Division (2006-2008)

- Director of Engineering (2001-2006)

12 | ADM Proxy Statement 2023

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Kelvin R. Westbrook

Age: 67

Director since: 2003

Board Committees: Compensation and Succession (Chair); Executive; Nominating and Corporate Governance

Common stock owned: 42,136 (1)

Percent of class: *

Non-Public & Non-Profit Boards; Memberships; Honors

•  CURRENT: BJC Healthcare (board member); St. Louis Internship Program (board member)

•  HONORS: NACD Directorship 100™ (2018)

Public Boards

•  CURRENT T-Mobile US, Inc.; Mosaic Company; Camden Property Trust (Lead Independent Trust Manager)

•  PRIOR (within past 5 years): Stifel Financial Corp.

Career Highlights

•  KRW Advisors, LLC (a consulting and advisory firm founded by Mr. Westbrook)

- President and Chief Executive Officer (2007-present)

•  Millennium Digital Media Systems, L.L.C. (a broadband services company) (6)

- Chairman and Chief Strategic Officer (2006-2007)

- President and Chief Executive Officer (1997-2006)

Qualifications

Mr. Westbrook brings legal, media, and marketing expertise to the Board. He is a former partner of a national law firm, was the President, Chief Executive Officer, and co-founder of two large cable television and broadband companies, and was or is a member of the board of several high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook also previously served on the board of a multi-billion-dollar not-for-profit healthcare services company.

*	Less than 1% of outstanding shares

(1)	Consists of stock units allocated under our Stock Unit Plan that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2)	Includes 5,736 stock units allocated under our Stock Unit Plan.

(3)	Includes 48,106 stock units allocated under our Stock Unit Plan.

(4)	Includes 1,310,288 shares held in trust, 238 shares held by a family-owned limited liability company, and 905,920 shares that are unissued but are subject to stock options exercisable within 60 days.

(5)

Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009 and emerged in 2010.

(6)

Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

ADM Proxy Statement 2023 | 13

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

DIRECTOR EXPERIENCES, QUALIFICATIONS, ATTRIBUTES, AND SKILLS; BOARD DIVERSITY

In assessing an individual’s qualifications to become a member of the Board, the Nominating and Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Committee deems appropriate. The Nominating and Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender, and geographic origin, in an effort to obtain a diversity of perspectives on the Board.

The Nominating and Corporate Governance Committee also considers each director’s ability to dedicate sufficient time, energy, and attention to fulfill their duties when it nominates directors each year. Pursuant to our Corporate Governance Guidelines, a director who is a sitting chief executive officer of a company may serve on the boards of no more than two other public companies in addition to our Board, while all other directors may serve on the boards of no more than four public company boards in total. The annual performance evaluation of individual directors includes an assessment of the director’s ability to dedicate sufficient time, energy, and attention to fulfill the duties and responsibilities as a member of our Board, with consideration given to the director’s board service and leadership positions at other public companies. In nominating directors for election at our annual stockholder meeting, the Board and the Nominating and Corporate Governance Committee have determined that each of our directors is currently compliant with our Corporate Governance Guidelines and has sufficient time, energy, and attention to serve on our Board.

The specific experience, qualifications, attributes, and skills that qualify each of our directors to serve on the Board are described in the biographies above and in the Proxy Summary under “Director Nominee Qualifications, Skills, and Experience” on page 3 and “Director Nominee Diversity, Age, Tenure, and Independence” on page 4.

DIRECTOR NOMINATIONS FROM STOCKHOLDERS

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by a stockholder. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

If a stockholder desires to nominate an individual to stand for election as a director at an annual stockholders’ meeting, the stockholder must submit the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting.

Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, must comply with the requirements of Rule 14a-19 under the Exchange Act, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, a written representation and agreement from the proposed nominee attesting to certain facts set forth in Section 1.4(c)(2) of our bylaws, and a written statement from the proposed nominee as to whether such person intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders and upon acceptance of such resignation by the Board. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws.

14 | ADM Proxy Statement 2023

Board Leadership and Oversight

Board Leadership Structure

Our Company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Board Chair be either combined or separated, because the Board believes it is in the best interest of our Company to make this determination based on the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Board Chair should be combined or separated. The Board’s implementation of a careful and seamless succession plan over the past years demonstrates that the Board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Board Chair at any point in time in light of the specific circumstances facing our Company. After careful consideration, the Board has determined that having Mr. Luciano, our Company’s Chief Executive Officer, continue to serve as Board Chair is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our Company and the development and implementation of our Company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the Board believes at this time that combining the roles of Chief Executive Officer and Board Chair contributes to an efficient and effective board.

The independent directors elect a Lead Director at the Board’s first meeting following the annual meeting. Mr. Felsinger is currently serving as Lead Director. Since Mr. Felsinger will not continue to serve as a director following this year’s annual meeting, the Board is considering his replacement as the Lead Director. The Board believes that having an independent Lead Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating and Corporate Governance Committee regularly evaluates the responsibilities of the Lead Director and considers current trends regarding independent board leadership.

In prior years, the Board has enhanced the Lead Director’s responsibilities, as set forth in the Corporate Governance Guidelines, in connection with determining performance criteria for evaluating the Chief Executive Officer, evaluating the Board, committees, and individual directors, and planning for management succession. In accordance with our Corporate Governance Guidelines, the Lead Director:

(1) presides at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors, and regularly meets with the Board Chair and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

(2) coordinates the activities of the other independent directors and serves as liaison between the Board Chair and the independent directors;

(3) consults with the Board Chair and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;

(4) interviews, along with the Board Chair and the Chair and members of the Nominating and Corporate Governance Committee, all director candidates and makes recommendations to the Nominating and Corporate Governance Committee;

(5) advises the Nominating and Corporate Governance Committee on the selection of members of the board committees;

(6) advises the board committees on the selection of committee chairs;

(7) works with the Board Chair and Chief Executive Officer to propose a schedule of major discussion items for the Board;

(8) guides the Board’s governance processes;

(9) provides leadership to the Board if circumstances arise in which the role of the Board Chair or Chief Executive Officer may be, or may be perceived to be, in conflict;

(10) has the authority to call, and set the agendas for, meetings of the independent directors;

(11) if requested by major stockholders, ensures that the Lead Director is available for consultation and direct communication;

(12) leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer;

(13) works with the Chair of the Compensation and Succession Committee to guide the Board’s discussion of management succession plans;

(14) works with the Chair of the Nominating and Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;

(15) works with the Chair of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and

(16) performs such other duties and responsibilities as the Board may determine.

ADM Proxy Statement 2023 | 15

BOARD LEADERSHIP AND OVERSIGHT — Board Role in Risk Oversight

In addition to electing a Lead Director, our independent directors facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact and communication between our Lead Director and our Board Chair throughout the year and the specificity contained in the Lead Director’s responsibilities also serve to foster effective Board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our Company’s Board of Directors is responsible for risk oversight, focusing on our Company’s overall risk management strategy, our Company’s degree of tolerance for risk, and the steps management is taking to manage and mitigate our Company’s risks. While the Board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the Board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our Company’s enterprise risk management process and regularly discusses our Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our Company’s risk assessment and risk management processes. The Audit Committee periodically reports to the Board regarding significant matters identified with respect to the foregoing.

Management has established an Enterprise Risk Management Committee consisting of a Chief Risk Officer and other personnel that represent multiple functional and regional areas within our Company, with broad oversight of the risk management process.

BOARD OF DIRECTORS

Audit Committee

•  assists the Board in fulfilling its oversight responsibility to the stockholders relating to the Company’s major risk exposures

•  oversees the Company’s enterprise risk management process, focusing on key risk areas including trading, operations, health and safety, workforce, climate, cybersecurity, financial, tax, regulatory, and compliance

•  regularly discusses the steps management has taken to monitor and control risk exposure

•  regularly reports to the Board regarding significant matters identified

Nominating and Corporate Governance Committee • assigns oversight of specific areas of risk to other committees • recommends director nominees who it believes are capable to assess and monitor risk

Compensation and Succession Committee

•  oversees process for assessing potential risks arising from compensation policies and practices

•  engages an independent outside consultant every other year to review the Company’s compensation programs and evaluate the risks in such programs

Sustainability and Corporate Responsibility Committee

•  oversees the Company’s compliance with sustainability and corporate responsibility laws and regulations

•  assesses the Company’s performance relating to sustainability and corporate responsibility goals and industry benchmarks

•  reviews sustainability-related risks quarterly through the enterprise risk management process

16 | ADM Proxy Statement 2023

BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

SENIOR MANAGEMENT

Enterprise Risk Management Committee

•  ensures ongoing evaluation and implementation of processes to identify, evaluate, and prioritize risks to our Company’s objectives

•  ensures congruence of risk decisions with our Company’s values, policies, procedures, measurements, and incentives or disincentives

•  supports the integration of risk assessment and controls into mainstream business processes, planning, and decision-making

•  identifies roles and responsibilities across our Company in regard to risk assessment and control functions

•  promotes consistency and standardization in risk identification, reporting, and controls across our Company

•  ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

•  regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

•  reports regularly to senior management and the Board regarding the above-described processes and the most significant risks to our Company’s objectives

CYBERSECURITY

Cyberattacks are an increasing risk for businesses, and ADM is actively takings steps and putting in place measures to defend itself. We have put in place security measures to prevent, detect, and mitigate cyber-based attacks, and have instituted control procedures for cybersecurity incident responses and disaster recovery plans for our critical systems. We have formed a ransomware task force and periodically run drills to enhance preparedness. In addition, we monitor this risk on an ongoing basis to detect and correct any breaches, and report metrics on the quality of our data security efforts and control environment to the highest level of management and to the Board of Directors. The Board actively oversees the Company’s efforts to prevent, detect, and mitigate cyberattacks, both through the Audit Committee, which has primary responsibility for this area in our Board, and through the full Board through periodic cyber briefings. In 2021, the Board added a director, Mr. Colbert, who had served as Chief Information Officer for a large public company with sensitive information to assist ADM in overseeing cybersecurity risks.

ADM did not experience any material information security breaches in 2022.

Sustainability and Corporate Responsibility

Our commitment to change and growth is foundational to our growth strategy and our purpose as a company. Sustainable practices and a focus on environmental responsibility are integral to the work we do every day to serve customers and create value for stockholders. We are committed to being a force for change in developing innovative, sustainable solutions in agriculture, food and nutrition, energy, and consumer and industrial products, all while continually advancing our efforts in both protecting the environment and powering environmental and social sustainability. That is why our current strategic plan is called Sustainable Growth.

We’re proud to have been recognized by several external parties for our efforts in sustainability:

SEAL Business Sustainability Award	Field to Market Collaboration of the Year award

Ethisphere World’s Most Ethical Company	3BL 100 Best Corporate Citizens list

Investor’s Business Daily Best ESG Companies list	Financial Times Diversity Leader 2023

SUSTAINABILITY

Our disclosure for sustainability topics, including climate change, follow the Taskforce on Climate-Related Financial Disclosures (TCFD) framework by encompassing Governance, Strategy, Risk Management, and Metrics & KPIs.

Governance: Our sustainability efforts are overseen by our Board of Directors, including a dedicated Sustainability and Corporate Responsibility Committee, and led by our Chief Sustainability Officer (CSO), who is supported by regional sustainability teams.

The Sustainability and Corporate Responsibility Committee actively oversees our objectives, goals, strategies, and activities relating to sustainability and corporate responsibility matters, including safety and diversity, equity, and inclusion, and assists the Board in ensuring that we operate as a sustainable organization and responsible corporate citizen in order to enhance shareholder value and protect ADM’s reputation. For more on the Sustainability and Corporate Responsibility Committee, see below on page 32.

ADM Proxy Statement 2023 | 17

BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

The Executive Council of ADM, our highest strategic and operational body, provides close supervision of our ESG efforts and in-depth review of sustainability issues. Because we consider sustainability critical to our strategic planning and growth efforts, the CSO reports to the Chief Strategy Officer and is an important part of the strategy team. Furthermore, regional sustainability teams, along with the corporate sustainability team, support the CSO to drive sustainability efforts in our facilities and supply chains around the world. Our sustainability efforts are also supported by our Centers of Excellence, which drive efficiency programs in areas of focus such as Procurement; Supply Chain; Utilities; Diversity, Equity, and Inclusion; and Environmental, Health, and Safety.

ADM has set forth several key social and environmental commitments and policies that collectively outline our expectations for our colleagues, business partners and contractors, and our organization as a whole, with respect to our sourcing operations. In 2021, we updated two of these policies to more clearly define our objectives and expectations: our Human Rights Policy and our Policy to Protect Forests, Biodiversity and Communities. We also issued a Managing Supplier Non-Compliance procedure which lays out our approach to address non-compliances with these policies.

Strategy: In accordance with the Global Reporting Initiative (GRI), we conduct and maintain a key topic assessment to identify and prioritize sustainability topics that have a direct or indirect impact on the organization’s ability to create, preserve, or erode economic, environmental, and social value for itself, its stakeholders, and society at large. In 2021, we engaged a reputable professional services firm to undertake an updated formal assessment to guide our sustainability strategy in the coming years.

The assessment team applied its knowledge of the GRI methodology and our industry to select stakeholders for engagement based on the selection criteria of responsibility, influence, proximity, dependency, and representation. Working with ADM, the firm interviewed, surveyed, and researched publicly available information for a variety of internal and external stakeholders, including leadership, investors, employees, customers, and civil society.

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BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

The assessment results identified several key topics that are consistent across all stakeholder groups as critical importance: “GHG Emissions,” “Deforestation & Conversion,” “Governance,” and “Water Management.” Although these are critical to manage, other topics on the matrix are also important to ADM and our stakeholders.

We have aligned our sustainability efforts with the United Nations Sustainable Development Goals, which serve as a road map to achieve a better future for all. Specifically, we are focusing our efforts toward Zero Hunger, Clean Water and Sanitation, Climate Action, and Life On Land.

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BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

Nature as a system supports ADM, and we in turn are working to support nature. Our business relies on the availability of agricultural commodities and resources. Nature-based solutions (NbS) are defined by the International Union for Conservation of Nature (IUCN) as “actions to protect, sustainably manage and restore natural or modified ecosystems that address societal challenges effectively and adaptively, simultaneously providing human well-being and biodiversity benefits.” We expect this definition will underpin the forthcoming Taskforce for Nature-related Financial Disclosures (TNFD) guidance. As a company with deep agricultural roots, we are strongly positioned to leverage nature-based solutions in our operations and our supply chain. Many of the key societal challenges identified by the IUCN Global Standard for Nature-based Solutions align with the UN SDG priorities.

UN SDG	IUCN Societal Challenges	ADM Programs

Zero Hunger	Food Security

•  Regenerative and sustainable agriculture projects that increase food production while promoting farm economic stability, minimizing chemical inputs, protecting water quality, and improving soil health and biodiversity

•  Assessing and addressing post-harvest loss

•  Food security and hunger relief

Clean Water and Sanitation	Water Security	• Developing a global strategy focused on improving community well-being in priority watersheds including water-stressed areas by 2025 • Clean water projects through ADM Cares

Climate Action	Climate Change Mitigation and Adaptation

Renewable products and process innovations to provide lower carbon alternatives to traditional food, feed, fuel, and consumer and industrial products including:

•  Energy management program based on ISO 50001

•  Renewable green diesel and sustainable aviation fuel

•  Permanent carbon capture and storage via onsite injection and geological sequestration

Life on Land	Environmental degradation and biodiversity loss	No-deforestation program including: • Supply chain traceability • Supplier engagement • Monitoring & verification • Reporting

Risk Management: Sustainability risk management, including climate change and deforestation, is integrated into ADM’s multi-disciplinary companywide enterprise risk management (ERM) process.

Each quarter, the ERM Sustainability subgroup reviews the risk matrix. Previously identified risks are discussed to ensure proper focus and time is spent discussing and assessing emerging risks. The risk matrix includes quantitative review of impact, mitigation, and residual risk as well as qualitative information about risk categories, warning periods, mitigation strategies, and effectiveness.

In 2021, ADM began the process of conducting a Scenario Analysis following the Taskforce for Climate Related Financial Disclosure’s (TCFD) guidelines. The analysis looked at the potential impact of three warming scenarios – 1.5° C (latest recommendation from Intergovernmental Panel on Climate Change to prevent the worst effects of global warming), 2° C (aligned with the Paris Climate Accords), and 2.6° C (status quo). Various risks were included in the analysis including current and emerging regulation, technology, legal, market, reputation, and acute physical and chronic physical risks.

Key risks and opportunities for the Company include:

Transition Risks

•	Emerging regulation and carbon pricing mechanisms could result in increased operational costs in the short to medium term.

•

Changes in policy or introduction of new policies could introduce additional tax requirements at our facilities. For example, in South America, introduction of the national legislation on biomass-based power generation units, which requires additional certification and taxes, could limit our ability to operate our assets and increase our operating costs.

•

Market demand has a direct effect on production, as well as demand for certified sustainable commodities. Changes in consumer demand could result in additional cost of implementation that may not be overcome by product sales.

•	ADM uses coal-fired cogeneration technology to meet a portion of its energy demand. We are working to reduce the carbon footprint of our operations, but transitions can be time intensive and costly.

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BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

Physical Risks

•

Increased severity and frequency of extreme weather events such as cyclones and floods could lead to increased direct costs from the disruption of supply chains and impair our ability to deliver products to customers in a timely manner.

•

Increased severity and frequency of extreme weather events such as cyclones and floods could lead to increased sourcing costs due to limited availability of agricultural commodities and impact ADM’s ability to produce goods, which would directly affect sales and revenue.

•

Increased calls for preserving and enhancing biodiversity by taking acres out of production—at a time when the world’s supply of raw materials is in great demand—may challenge ADM’s sourcing of raw materials. As the global population grows, and producers in many areas of the world must plant more to feed more people, a balance must be appropriately struck, or raw material shortages may result.

Opportunities

•	Developing enhanced transportation and warehousing scheduling, routing, and tracking technologies can reduce carbon footprint and costs while improving customer delivery satisfaction.

•

Development and expansion of low-emission goods and services could lead to increased revenues resulting from increased demand. As various renewable fuel standards are implemented around the world, ADM has an opportunity to capitalize through the production and sale of ethanol, biodiesel, and renewable diesel.

•	As demand for renewable products grows, development of new products or services from R&D and innovation could lead to increased revenues through access to new and emerging markets.

Carbon Reduction: In 2022, ADM committed to working with the Science-based Targets Initiative (SBTi) to obtain their approval that our sustainability targets align with ambitious goals to limit the average rise of global temperatures to 1.5 degrees Celsius. We also announced our ambition to reach net-zero by 2050, and published a roadmap of current and future technologies that may help us to achieve our short-, medium-, and long-term carbon reduction targets. Potential projects being evaluated include:

•

Purchasing and developing renewable energy through renewable energy certificates, power purchase agreements, and ADM projects. An example is our first wind project, which is expected to be operational mid-2023, and should provide our Brazilian operations with renewable power and reduce our Scope 2 footprint by more than 19,000 metric tons of CO2e per year.

•	Discontinuing coal usage at our Mankato, Minnesota; Lincoln, Nebraska; and Des Moines, Iowa oilseeds facilities, with an estimated reduction of around 180,000 metric tons of CO2e per year.

•

Exploring innovative technologies for reducing point source GHG emissions at three of our largest cogeneration facilities, which may provide ADM a method to reduce Scope 1 and Scope 2 emissions by approximately 3,000,000 metric tons when fully implemented.

•	Expanding our carbon capture and sequestration capabilities.

•

Following development of technologies and infrastructure to support next generation thermal energy generation, including hydrogen, renewable natural gas, small modular reactors, and post-combustion carbon capture and sequestration.

•	Implementing supply chain initiatives to reduce our Scope 3 emissions, such as SeaCargo Charter for upstream transportation and regenerative agriculture for purchased goods and services.

Regenerative Agriculture: In 2022, we launched ADM re:generations™, our regenerative agriculture initiative that engages with farmers to provide financial incentives, agronomic education and support, and peer networking to advance the implementation of practices that protect and rebuild soil health. These practices include cover crops, reduced tillage, nutrient management, and diverse crop rotations which result in reduced GHG emissions, improved resiliency, soil carbon sequestration, less soil erosion, and reduced nutrient run-off in local waterways.

The ADM re:generations™ program aims to measure and connect positive impacts across the supply chain by collaborating with conservation agronomists, technology companies, NGOs, and downstream customers while maintaining production and food security, In 2022, ADM announced several key collaborations and partnerships, including with FBN Gradable as a supporting data platform and monitoring and verification partner; with the National Fish and Wildlife Foundation to engage technical assistance providers and match ADM program funds; and with PepsiCo for a ground-breaking, 7-year agreement to engage 2 million acres in regenerative agriculture programs.

In its inaugural year, ADM re:generations™ engaged over 1.2 million acres in regenerative practices, and in November, ADM along with partners Keurig Dr Pepper, PepsiCo, and Practical Farmers of Iowa received the Field to Market Collaboration of the Year award for supporting Nebraska farmers to boost resiliency via cover cropping.

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BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

GOALS, TARGETS, AND KPIs

Tracking key performance indicators (KPIs) and setting goals and targets enables us to measure and demonstrate progress toward our sustainability strategy.

In 2020, we engaged a leading engineering professional services firm to conduct an in-depth carbon reduction feasibility study and help us shape our next set of goals to combat climate change. Our environmental goals, collectively called “Strive 35”, are an ambitious plan to, by 2035, reduce absolute GHG emissions by 25 percent, reduce energy intensity on a per ton of product basis by 15 percent, reduce water intensity on a per ton of product basis by 10 percent, and achieve a 90 percent landfill diversion rate. We also committed to developing a global strategy focused on improving community well-being in priority watersheds, including water-stressed areas, by 2025.

In 2021, we announced a goal to reduce our Scope 3 GHG emissions, which are emissions in our supply chain related to our products and operations but not in our control, by 25% by 2035 in alignment with our Strive 35 goals. We had previously assessed and calculated our Scope 3 footprint from 5 categories: purchased goods and services (raw material procurement); upstream transportation (delivery of raw materials and ocean shipping); downstream processing of sold goods; fuel and energy related emissions; and emissions from waste. Calculation of Scope 3 emissions continues to evolve. From 2020 to 2021, we updated our calculation methodology and emission factors which resulted in a significantly higher Scope 3 footprint. In 2022, GHG Protocol and Science-based Targets Initiative released new Scope 3 guidance. We are evaluating the new guidance on accounting and target setting for Scope 3 emissions, which will require a recalculation of our baseline emissions. Our new baseline assessment will quantify all categories to ensure we are aligned with best practices.

GHG EMISSIONS 25% reduction by 2035 over 2019 baseline	ENERGY INTENSITY 15% reduction by 2035 over 2019 baseline

WATER

10%

reduction per ton of product

produced at our largest sites

by 2035 over 2019 baseline

Develop a global

strategy focused on improving

community well-being in

priority watersheds including

water-stressed areas by 2025

WASTE 90% At least 90% to be beneficially reused, recycled, or otherwise diverted from landfill by 2035

To ensure we are charting a path to achieve our Strive 35 goals, we set 5-year targets to measure our progress against these longer-term goals.

 STRIVE 35 5-YEAR TARGETS

1.5% reduction in GHG emissions by 2025	6% reduction in energy intensity by 2025	5% reduction in water intensity by 2025	87% diverted waste from landfill by 2025

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BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

The following table denotes our current status toward achieving our Strive 35 goals:

Strive 35 Status	Baseline (2019)	2021	% Change to Baseline

GHG Emissions (Scope 1 and 2) (million metric tons)	16.6	15.6	- 6.0%

Energy Intensity	1.07	1.09	+1.8%

Water Intensity	2.32	2.48	+ 6.5%

Waste Beneficial Reuse	81.2%	83.8%	- 3.1%

ADM is fully committed to ending deforestation, preserving biodiversity, and conserving resources in our operations and supply chain. In March 2021, we released our Policy to Protect Forests, Biodiversity and Communities and a 2030 target date to eliminate deforestation in our supply chains. In 2022, we announced that we had achieved full traceability for our direct and indirect soybean supply chains in South America, and we accelerated our target date to eliminate deforestation in our supply chains to 2025.

We disclose key performance indicators aligned with the Global Reporting Initiative (GRI) Framework. Below are key metrics from calendar years 2020 and 2021.

GRI 305-1, 305-2, 305-5	Year Ended December 31

GHG Emissions, million metric tons*	2020	2021

Global Scope 1 GHG Emissions	13.5	13.7

Global Scope 2 GHG Emissions	2.7	2.3

Global Scope 3 GHG Emissions**	37.8	66.8

Carbon Permanently Sequestered Onsite	0.5	0.4

GRI 303-1	Year Ended December 31

Water Withdrawal (locations >100,000 m3/year) in million m3*	2020	2021

Groundwater	41.1	41.8

Municipal	38.2	39.4

Surface	32.1	33.6

GRI 302-1	Year Ended December 31

Energy consumption within the organization in million MWh*	2020	2021

Total non-renewable fuel consumption	49.4	49.0

Total renewable fuel consumption	4.1	4.0

*	Data provided in these tables have been assessed by a third party, which has issued limited assurance statements.

**	Emission factor updates and methodology adjustments resulted in an increased Scope 3 footprint.

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BOARD LEADERSHIP AND OVERSIGHT — Sustainability and Corporate Responsibility

SOCIAL IMPACT

ADM’s corporate social investment program, ADM Cares, aligns the Company’s corporate giving with its business strategies and sustainability objectives. Through the program, ADM works to sustain and strengthen its commitment to communities where ADM colleagues work and live by directing funding to initiatives and organizations driving meaningful social, economic, and environmental progress. The ADM Cares team evaluates potential projects submitted for funding to ensure they meet eligibility criteria, such as supporting education, food security, and hunger relief, or safe, responsible, and environmentally sound agricultural practices in critical growing regions around the world. Our three sustainability focus areas of giving are: advancing sustainable agriculture, increasing food security, and investing in education. In 2022, ADM Cares provided $17,000,000 in funding, as described in the below table:

Giving Category	Amount in $ Millions	Percentage

Education	$4.9	29%

Food Security	$4.1	24%

Sustainable Agriculture	$1.2	7%

Other	$2.0	12%

Colleague Giving	$4.7	28%

DIVERSITY, EQUITY, AND INCLUSION

Part of ADM’s vision is to advance a diverse workplace with equitable opportunities for all its employees within an inclusive culture to make sure all colleagues globally feel they belong and make meaningful contributions to the success of each other and ADM. ADM brings together colleagues with many different backgrounds, perspectives, and experiences. The Company believes diversity, equity, and inclusion are key business priorities that will enable ADM to continue innovating, driving growth through customer focus, and delivering outstanding performance for shareholders. Our global teams drive innovative thinking, creating growth opportunities through diversity of thought. The Company’s comprehensive diversity, equity, and inclusion (DE&I) strategy includes four focus areas: Leadership Engagement & Communication, Recruitment, Advancement & Retention, and Networks & Sponsorships.

In order to ensure that the Company’s global DE&I strategy aligns with its business strategy, ADM formed a global DE&I council chaired by Juan Luciano, our Board Chair and CEO. Each of our four regions also has a DE&I council that governs execution of our global strategy and advises on diversity priorities specific to each region. ADM is a signatory to the CEO Action for Diversity, a coalition of CEOs committing to specific actions towards diversity, and has made a commitment through Paradigm for Parity® to achieve gender parity in its senior leadership team by 2030. Since making this commitment in 2018, the Company has improved its gender diversity from 21% to 28%. ADM is proud of its achievements to date, and the Company will continue to strengthen diversity within middle management and entry-level hiring so the progress at the senior leadership level is sustainable over the long-term. This is a key cultural strategic priority that will continue to strengthen the Company’s ability to innovate and drive profitable growth. At the industry level, ADM has been a key partner in the establishment of Together We Grow, a consortium of agricultural industry leaders united in a shared belief that American agriculture’s best days are yet to come. Emphasizing diversity and inclusion, Together We Grow works to build a modern workforce with the skills, experience, and capabilities needed to keep pace with the growing world.

In 2021, ADM launched the first of its Employee Resource Groups (ERGs) focused on women as part of the Company’s DE&I vision and strategy. The ERGs, also known as Affinity Groups, are voluntary, employee-led groups where colleagues with shared experiences, interests or goals can come together in a safe space to provide support, build a sense of community, and promote personal and professional development. Recognizing the broad spectrum of intersectionality, the Company expanded its ERGs in 2022 across its four regions (North America, APAC, EMEA, and LATAM) to include, depending on geographic relevance, Multicultural, Black Colleague League, and LGBTQIA+ affinity groups.

ADM holds an annual Women’s Leadership Summit—a two-day virtual event aimed at developing, inspiring, and empowering the Company’s female leaders in each of the Company’s four regions. These events are designed to provide participants with tools to help navigate career development to advance more women into senior leadership roles. The summit features motivational speakers and roundtable discussions with members of ADM’s leadership, Executive Committee, members of the Board of Directors, and external coaches and trainers dedicated to addressing the leadership gender gap in corporate America.

For additional details, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

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BOARD LEADERSHIP AND OVERSIGHT — Board Role in Overseeing Political Activities

SAFETY

At ADM, we are committed to providing a safe working environment for all our employees and contractors. For the last several years, we have been on a journey to a goal of zero injuries – building a safety culture so everyone will go home safely to their families and the things that are most important to them. ADM finished 2022 with two fatalities after a record 665 days with no fatalities. In 2022, the Company had 12 serious injuries and is on track to reduce serious injuries by 50% in 2025 from a 2020 baseline. In 2022, about 76% of ADM’s sites completed the year without recordable injuries and about 89% without lost workday injuries.

The Company continues to take steps to further enhance the safety of its workplaces and maintains a goal of zero fatalities. Through the guidance of the Environmental, Health, and Safety Center of Excellence, the operations teams focused on three programs to reduce the most serious injuries:

•	“Take Control” program, which identified over 65,000 machine access and guarding opportunities globally;

•	Near-miss Reporting and Investigation; and

•	New Colleague Integration program.

For additional details, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Board Role in Overseeing Political Activities

The Board of Directors believes that participation in the political process is important to our business and our communities. We and our political action committee funded by our employees’ voluntary contributions (ADMPAC) therefore support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. Decisions to support particular candidates and/or organizations are subject to fixed policies and determined by the Company’s best interests, not the personal political preferences of our company’s executives. ADMPAC submits to the Federal Election Commission (FEC) regular, detailed reports on all federal political contributions, which reports are available to the public on the FEC’s website. Similarly, contributions to state candidates are disclosed to relevant state authorities and typically disclosed on individual states’ websites.

In addition to our contributions to individual candidates for public office and candidate committees, we also support a small number of so-called “527” groups, including the Democratic Governors Association, the Republican Governors Association, Ag America, and the Republican State Leadership Committee. We have not supported independent political expenditures or 501(c)(4) organizations. Finally, we have memberships in several industry, trade, and business associations representing agriculture and the business community. If a trade association engages in political activity, the amount of dues associated with this political advocacy is reported in our quarterly LD2 filings.

We engage in a centralized, deliberative process when making decisions about the Company’s political participation to ensure that it complies with all applicable laws and makes appropriate disclosures. Contributions of greater than $1,000 typically require the approval of the board of directors of ADMPAC. The ADMPAC board of directors is chaired by the vice president of state government relations and composed of employees who represent various areas of the Company. Contributions of less than $1,000 may be authorized by the Company’s vice president of government relations and vice president of state government relations.

The Board provides oversight of ADMPAC’s and the Company’s political activities, political contributions, and compliance with relevant laws. At each quarterly board meeting, the Nominating and Corporate Governance Committee, on behalf of the Board, reviews and provides guidance on our political contributions in the previous quarter. Any member of the Board may obtain further detailed information concerning political contributions, trade associations, compliance with federal and state laws, or any other related topic.

For more information on ADM’s political policies and activities, please see https://www.adm.com/our-company/us-political-contributions.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website, https://www.adm.com/our-company/the-adm-way/code-of-conduct, and is available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

ADM Proxy Statement 2023 | 25

Director Evaluations

Board, Committee, and Director Evaluations

The Board of Directors believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board, each committee of the Board, and each individual director. This year, the Nominating and Corporate Governance Committee engaged an independent outside lawyer who had served as a director and general counsel of public companies to conduct an in-depth interview of each director on the performance of the Board, committees, and individual directors. The outside lawyer provided reports on each committee to the chair of the committee, and reports on individual directors to the Board Chair, the Lead Director, and the Chair of the Nominating and Corporate Governance Committee. The Lead Director then delivered to and discussed with each individual director the evaluation of such director. Results of the performance evaluations of the committees and the Board were discussed at appropriate committee meetings and with the full Board.

The Board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the Board.

Interviews with independent outside lawyer	Results delivered to Board Chair, Lead Director, and Chair of the Nominating and Governance Committee	Individual evaluations are discussed with each director	Committee and Board evaluations are discussed at committee meetings and with the full Board

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Based on our review of Forms 3, 4, and 5 that we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended December 31, 2022, our directors and executive officers complied with all Section 16(a) filing requirements, other than with respect to the Form 4 filed by Vikram Luthar on April 14, 2022, which was filed one day later than required due to an unforeseen technical issue related to renewing Mr. Luthar’s SEC filing codes.

26 | ADM Proxy Statement 2023

Independence of Directors

Independence of Directors

The Board of Directors has reviewed business, familial, and charitable relationships between our Company and each non-employee director and director nominee to determine compliance with the NYSE standards and our bylaw standards, each described below, and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the Board has determined that eleven of its twelve current members, Messrs. Burke, Colbert, Collins, Crews, Felsinger, Moore, Sanchez, and Westbrook, Mses. Harrison and Sandler, and Dr. Schlitz are independent, and that Dr. de Brabander, the director nominee, is also independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that each director and nominee is independent (other than Mr. Luciano), the Board reviewed the following transactions, relationships, or arrangements. The Board determined that any amounts or relationships involved in all of the following matters fall below applicable thresholds or outside the NYSE or bylaw independence standards, that none of the directors or nominee had a direct or material interest in the matters described below, and that such matters do not impair the independence of any director or nominee.

Name	Matters Considered

T. Crews

Ordinary course business with WestRock Company (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

Ordinary course business with Hormel Foods Corporation (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

E. de Brabander

Ordinary course business with Elanco (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

Ordinary course business with Open University (sales to ADM of various products, all on an arm’s length basis).

D. Felsinger	Stepson-in-law is employed by ADM and is not an executive officer or a member of senior management, at a compensation level and on terms determined on a basis consistent with the Company’s policies for non-executive officers.

S. Harrison

Ordinary course business with WestRock Company (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

Ordinary course business with Ashland Global Holdings Inc. (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

P. Moore	Ordinary course business with Air Liquide (sales to ADM of certain products and purchases from ADM of certain services, all on an arm’s length basis).

D. Sandler

Ordinary course business with Pharmavite (purchases from ADM of certain products on an arm’s length basis).

Ordinary course business with Keurig Dr Pepper Inc. (purchases from ADM of certain products on an arm’s length basis).

L. Schlitz

Ordinary course business with Illinois Tool Works Inc. (sales to ADM of certain equipment and services on an arm’s length basis).

Ordinary course business with Johnson Controls (purchases from ADM of certain equipment products and services on an arm’s length basis).

K. Westbrook

Ordinary course business with Mosaic Company (sales to ADM of certain products and purchases from ADM of certain services, all on an arm’s length basis).

Ordinary course business with T-Mobile US, Inc. (sales to ADM of various products and purchases from ADM of certain products, all on an arm’s length basis).

ADM Proxy Statement 2023 | 27

INDEPENDENCE OF DIRECTORS — Independence of Directors

NYSE INDEPENDENCE

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the Board affirmatively determines that he or she has no material relationship with our Company other than as a director, and will not be considered independent if:

1.  the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

2.  the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

3.  the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

4.  the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

5.  the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

BYLAW INDEPENDENCE

Section 2.8 of our bylaws also provides that a majority of the Board of Directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

1.  is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

2.  is not employed by one of our professional services providers;

3.  does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling stockholder, that is material to us or to the director;

4.  does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

5.  is not an officer of a company of which our Board Chair or Chief Executive Officer is also a board member;

6.  is not personally receiving compensation from us in any capacity other than as a director; and

7.  does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation, university, or institution.

28 | ADM Proxy Statement 2023

INDEPENDENCE OF DIRECTORS — Corporate Governance Guidelines

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set forth the Board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the Board and our bylaws, are posted on our website, https://www.adm.com/investors/corporate-governance, and are available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the Board’s determination of independence, at least one executive session each year includes only independent directors. The Lead Director, or in his or her absence, the chair of the Nominating and Corporate Governance Committee, presides at such meetings of independent directors. The non-management directors met in independent executive session four times during fiscal year 2022.

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Information Concerning Committees and Meetings

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, the Board of Directors held six meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 5, 2022, attended that meeting.

Information Concerning Committees and Meetings

The Board’s standing committees for the year ended December 31, 2022, consisted of the Audit, Compensation and Succession, Nominating and Corporate Governance, Sustainability and Corporate Responsibility, and Executive Committees. Each committee operates pursuant to a written charter adopted by the Board, available on our website, www.adm.com.

AUDIT COMMITTEE

The Audit Committee consists of Mr. Crews (Chair), Mr. Colbert, Mr. Moore, Mr. Sanchez, and Ms. Sandler. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the Board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards, and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1. the overall plan of the annual independent audit;

2. financial statements;

3. the scope of audit procedures;

4. the performance of our independent auditors and internal auditors;

5. the auditors’ evaluation of internal controls;

6. the Company’s oversight of risk and the enterprise risk management program;

7. matters of legal and regulatory compliance;

8. the performance of our Company’s tax, compliance, and insurance functions;

9. business and charitable relationships and transactions between us and each non-employee director, director nominee, and executive officer to assess potential conflicts of interest and impairment of independence; and

10. the Company’s earnings press releases and information provided to analysts and investors.

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Audit Committee Pre-Approval Policies.”

30 | ADM Proxy Statement 2023

INFORMATION CONCERNING COMMITTEES AND MEETINGS — Information Concerning Committees and Meetings

COMPENSATION AND SUCCESSION COMMITTEE

The Compensation and Succession Committee consists of Mr. Westbrook (Chair), Mr. Burke, Mr. Collins, Ms. Harrison, and Ms. Schlitz. The Compensation and Succession Committee met five times during the most recent fiscal year. All of the members of the Compensation and Succession Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation and Succession Committee:

1. establishes and administers a compensation policy for senior management;

2. reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3. approves all compensation elements with respect to our directors, executive officers, and all employees with a base salary of $500,000 or more;

4. reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

5. establishes and reviews a compensation policy for non-employee directors;

6. reviews and monitors our succession plans;

7. approves awards to employees pursuant to our incentive compensation plans;

8. approves major modifications in the employee benefit plans with respect to the benefits that salaried employees receive under such plans; and

9. ensures succession processes are in place to aid business continuity.

The Compensation and Succession Committee provides reports to the Board and, where appropriate, submits actions to the Board for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

To the extent consistent with the General Corporation Law of Delaware, the committee may delegate the authority to grant equity awards to individuals who are not directors or executive officers. The charter for the Compensation and Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation and Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of Mr. Moore (Chair), Mr. Burke, Ms. Sandler, and Mr. Westbrook. The Nominating and Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating and Corporate Governance Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating and Corporate Governance Committee:

1. identifies individuals qualified to become members of the Board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2. recommends individuals to the Board for nomination as members of the Board and board committees;

3. develops and recommends to the Board a set of corporate governance principles applicable to the Company;

4. assigns oversight of particular risk areas to other committees of the board;

5. leads the evaluation of the directors, the Board, and board committees; and

6. has oversight responsibility for certain of the Company’s corporate objectives and policies.

ADM Proxy Statement 2023 | 31

INFORMATION CONCERNING COMMITTEES AND MEETINGS — Information Concerning Committees and Meetings

SUSTAINABILITY AND CORPORATE RESPONSIBILITY COMMITTEE

The Sustainability and Corporate Responsibility Committee consists of Ms. Harrison (Chair), Mr. Colbert, Mr. Collins, Mr. Crews, Mr. Sanchez, and Ms. Schlitz. The Sustainability and Corporate Responsibility Committee met four times during the most recent fiscal year. All of the members of the Sustainability and Corporate Responsibility Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Sustainability and Corporate Responsibility Committee:

1. oversees objectives, goals, strategies, and activities relating to sustainability and corporate responsibility matters, including workplace safety, process safety, environmental, social well-being, diversity, equity, and inclusion, corporate giving, and community relations;

2. receives and reviews reports from management regarding strategies, activities, compliance, and regulations regarding sustainability and corporate responsibility;

3. has authority to obtain advice and assistance from internal or external advisors; and 4. leads the evaluation of the Company’s performance related to sustainability and corporate responsibility.
For more information on the Company’s sustainability and corporate responsibility efforts, see the section of this proxy statement entitled “Sustainability and Corporate Responsibility.”

EXECUTIVE COMMITTEE

The Executive Committee consists of Mr. Luciano (Board Chair), Mr. Felsinger (Lead Director), Mr. Crews (Chair of the Audit Committee), Ms. Harrison (Chair of the Sustainability and Corporate Responsibility Committee), Mr. Moore (Chair of the Nominating and Corporate Governance Committee), and Mr. Westbrook (Chair of the Compensation and Succession Committee). The Executive Committee did not meet during the most recent fiscal year. The Executive Committee acts on behalf of the Board to determine matters which, in the judgment of the Board Chair, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the Board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the Board under applicable law, our certificate of incorporation, or our bylaws.

32 | ADM Proxy Statement 2023

Stockholder Outreach and Engagement

Stockholder Outreach and Engagement

As part of our commitment to effective corporate governance practices, in 2022-23 we reached out to many of our largest institutional stockholders to hold formal discussions with them to help us better understand the views of our investors on key topics. Our Lead Director (who, as provided in the Corporate Governance Guidelines, ensures that he is available for consultation and direct communication with major stockholders), General Counsel, Chief Human Resources Officer, Chief Sustainability Officer, and other management participated in these meetings to discuss and obtain feedback on our Board of Directors, corporate governance, enterprise risk management, executive compensation, ESG, and other related issues important to our stockholders.

We share stockholder feedback with the Board and its committees to enhance our governance, compensation, and ESG practices. We also review the voting results of our most recent annual meeting of stockholders, the governance practices of similar public companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, provide transparency of our corporate governance, risk management, compensation, ESG, and other related practices and help ensure that these practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the Board and management can enhance this dialogue in the future.

COMMUNICATIONS WITH DIRECTORS

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, ADM, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipients.

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Director Compensation

Director Compensation

Our standard compensation for non-employee directors consists of an annual retainer and additional annual stipends for service as Lead Director or as a committee chair. Effective as of the second quarter of fiscal year 2022, the annual retainer increased from $315,000 to $325,000, the annual stipend for our Lead Director remained at $40,000, the annual stipend for the Chair of the Audit Committee increased to $30,000 from $25,000, the annual stipend for the Chair of the Compensation and Succession Committee increased to $25,000 from $20,000, the annual stipend for the Chair of the Nominating and Corporate Governance Committee remained at $20,000, and the annual stipend for the Chair of the Sustainability and Corporate Responsibility Committee increased to $20,000 from $10,000. Directors may elect to receive up to $125,000 of their annual retainer in cash or stock units, and the remaining portion of the annual retainer and any stipends are paid in stock units. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time to time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer or stipend to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of the Board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Unit Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

M. S. BURKE	125,000	197,500	24,869	347,369

T. COLBERT	125,000	197,500	6,709	329,209

J. C. COLLINS, JR.	51,291	82,065	158	133,514

T. K. CREWS	125,000	226,250	73,029	424,279

P. DUFOUR	80,769	47,500	8,757	137,026

D. E. FELSINGER	—	362,500	141,404	503,904

S. F. HARRISON	125,000	215,000	32,058	372,058

P. J. MOORE	125,000	217,500	122,914	465,414

F. J. SANCHEZ	125,000	197,500	38,459	360,959

D. A. SANDLER	—	322,500	38,984	361,484

L. Z. SCHLITZ	125,000	197,500	18,574	341,074

K. R. WESTBROOK	125,000	221,250	73,325	419,575

(1)

As described above, up to $125,000 of the annual retainer may be paid in cash or in stock units, or a combination of both, at the director’s election. The remainder of the retainer and any stipends are paid in stock units. All compensation paid in stock units is reported in the “Stock Awards” column. For fiscal year 2022, Mr. Felsinger and Ms. Sandler elected to receive their entire annual retainer in the form of stock units.

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DIRECTOR COMPENSATION — Director Stock Ownership Guidelines

(2)

The amounts set forth in this column represent the grant date fair value of stock units paid to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a non-employee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our Company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2022 (including mandatory stock unit grants, voluntary elections to receive stock units, and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/22

M. S. Burke	16,641

T. Colbert	5,164

J. C. Collins, Jr.	397

T. K. Crews	47,218

D. E. Felsinger	87,905

S. F. Harrison	21,271

P. J. Moore	78,705

F. J. Sanchez	23,651

D. A. Sandler	26,144

L. Z. Schlitz	12,663

K. R. Westbrook	47,381

(3)

The amounts in this column consist of: (i) for all directors, the dividend equivalent amounts paid in stock units in 2022 on stock awards; and (ii) for Mr. Felsinger, $5,000, and for Mr. Sanchez, $2,500, in charitable gifts pursuant to the Company’s matching charitable gift program which is available to substantially all employees and non-employee directors.

Director Stock Ownership Guidelines

Our Company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than five times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the Board of Directors, as well as stock price fluctuations that may impact the achievement of the five times cash retainer ownership guidelines.

We prohibit directors from hedging or pledging Company securities.

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Executive Stock Ownership

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 9, 2023, directly or indirectly, by each of the named executive officers.

Executive	Common Stock Beneficially Owned(1)		Options Exercisable Within 60 Days	Percent of Class

J. R. LUCIANO	2,542,386	(2)	905,920	*

V. LUTHAR	167,467	(3)	28,366	*

R. G. YOUNG(4)	1,124,256	(5)	561,744	*

V. F. MACCIOCCHI	281,938		0	*

G. A. MORRIS	279,222	(6)	0	*

C. M. CUDDY	294,082	(7)	0	*

J. D. TAETS	246,824	(8)	0	*

*	Less than 1% of outstanding shares

(1)	Includes for each named executive officer stock options exercisable within 60 days and the following:

	Unvested RSUs	RSUs that vest within 60 days

J. R. Luciano	325,940	0

V. Luthar	35,354	0

R. G. Young	68,928	0

V. F. Macciocchi	61,833	0

G. A. Morris	61,833	0

C. M. Cuddy	61,337	0

J. D. Taets	57,282	0

(2)	Includes 1,310,288 shares held in trust and 238 shares held by a family-owned limited liability company.

(3)	Includes 40,336 shares held in trust and 1,955 shares held in the 401(k) and ESOP.

(4)	Mr. Young retired as Vice Chair of the Company, effective December 31, 2022.

(5)	Includes 4,617 shares held in our Dividend Reinvestment Plan.

(6)	Includes 662 shares held in the 401(k) and ESOP.

(7)	Includes 2,282 shares held in the 401(k) and ESOP.

(8)	Includes 1,002 shares held in the 401(k) and ESOP.

Common stock beneficially owned as of March 9, 2023, by all directors, director nominees, and current executive officers (as of March 9, 2023) as a group, numbering 20 persons, is 4,766,219 shares representing 0.9% of the outstanding shares, of which 360,050 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 5,807 shares are held in the 401(k) and ESOP, 1,267,228 shares are unissued but are subject to stock options exercisable within 60 days, and no shares are subject to pledge.

36 | ADM Proxy Statement 2023

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation of the following named executive officers, or NEOs:

Name	Title	Years with ADM (as of March 2023)

Juan R. Luciano	Board Chair, Chief Executive Officer and President	11

Vikram Luthar	Senior Vice President and Chief Financial Officer*	18

Ray G. Young	Former Vice Chair and Chief Financial Officer**	12

Vincent F. Macciocchi	Senior Vice President and President, Nutrition, and Chief Sales and Marketing Officer	10	***

Greg A. Morris	Senior Vice President and President, Agricultural Services and Oilseeds	28

Christopher M. Cuddy	Senior Vice President and President, Carbohydrate Solutions	24

Joseph D. Taets	Senior Vice President and President, Asia Pacific****	34

*	Mr. Luthar was appointed Senior Vice President and Chief Financial Officer on April 7, 2022.

**

Mr. Young, our former Executive Vice President and Chief Financial Officer, assumed the additional role of Vice Chair in February 2022. Mr. Young continued in his role as Vice Chair following Mr. Luthar’s appointment as Chief Financial Officer in April 2022, until Mr. Young’s retirement from the Company on December 31, 2022. As a result of his qualifying retirement, Mr. Young retained his outstanding equity awards, which continue to vest in accordance with their original vesting schedule.

***	Includes tenure at a predecessor company that ADM acquired in 2014.

****	Mr. Taets was an executive officer of the Company through February 3, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

Executive Summary

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

ADM unlocks the power of nature to enrich the quality of life and provide access to nutrition worldwide. ADM is a global leader in human and animal nutrition and one of the world’s premier agricultural origination and processing companies. In order to achieve this, we must attract, engage, and retain highly talented individuals who are committed to our core values of integrity, excellence, teamwork, resourcefulness, responsibility, and respect for others. Our compensation programs are designed to help achieve our annual and long-term priorities. Our compensation and benefit programs are based on the following objectives:

•	Reinforce a high-performance culture—linking short- and long-term compensation with individual and Company performance;

•	Emphasize the long-term—structuring executive compensation to include a significant percentage of long-term equity awards;

•	Focus on results—rewarding executives for long-term value creation, excellence in leadership, and implementing our business strategy;

•

Remain market competitive—providing compensation that is consistent with the scope of responsibilities of the role with other comparable organizations to attract and retain high quality executive talent; and

•	Maintain internal equity—structuring compensation and benefit programs with consistent features for employees and executives across the organization.

2022 PERFORMANCE HIGHLIGHTS

In 2022, ADM achieved strong performance, overcoming multiple market and geopolitical challenges, including high cost inflation, supply chain bottlenecks, the continuing effects of the global COVID-19 pandemic, and the logistical and human challenges of the war in Ukraine. In the face of these challenges, we kept our focus on strong execution, continuous improvement efforts, and delivering winning solutions for our customers.

Here are some highlights ADM achieved in 2022.

•	Expanded gross margins—In a year marked by heightened volatility and dynamic market conditions, gross margins increased by 40 basis points;

•	Achieved record adjusted operating profit in Agricultural Services & Oilseeds—Reported adjusted operating profit of nearly $4.4 billion, an increase of 58% over 2021;

•

Increased Carbohydrate Solutions adjusted operating profit—Reported adjusted operating profit of nearly $1.4 billion, an increase of 6% year-over-year, while continuing to advance decarbonization and new growth platforms, such as BioSolutions, which expanded revenue 26% year-over-year;

•

Nutrition revenue and profitability growth—On a constant currency basis[1], reported an 18% revenue increase and record adjusted operating profit of nearly $770 million, an increase of 11% over 2021; outperformed the market in an inflationary environment and maintained strong EBITDA margins; and delivered, through effective integration, above-target EBITDA from the four acquisitions in 2021;

•	Ground-breaking regenerative agriculture agreement with PepsiCo—Collaborated and expanded regenerative agriculture acres to encompass 2 million acres by 2030;

•

Advanced towards a deforestation-free supply chain—Achieved 100% traceability in our South America direct and indirect soy supply chain, and accelerated our global no-deforestation goal from 2030 to 2025;

•

Diversified funding and maintained a strong balance sheet—Offered our first $750 million sustainable bond to support initiatives advancing the Company’s ESG goals while maintaining ample liquidity and strong credit metrics; and

•	Disciplined capital allocation—Reinvested $1.3 billion in capex while returning $2.3 billion in dividends and buybacks to stockholders.

OTHER FINANCIAL HIGHLIGHTS FOR 2022 INCLUDE1:

•	Record adjusted Earnings Per Share of $7.85;

•	Adjusted Return on Invested Capital (adjusted ROIC) of 13.6% versus WACC of 5.5%;

•	Positive Economic Value Add of $2.82 billion; and

•	Record adjusted EBITDA of $6.83 billion.

KEY EXECUTIVE COMPENSATION ACTIONS:

•	Modest base salary changes—NEO salaries were increased 2% to 2.5% for most NEOs, reflecting appropriate competitive posture and that the Company focuses on performance-based pay;

[1]

Revenue and Operating Profit on a constant currency basis (revenue and operating profit adjusted for the impact of fluctuations in foreign currency exchange rates), Adjusted Earnings Per Share (earnings per share, adjusted to exclude the impact of certain items), Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP). Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

38 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

•

Earned incentives on strong performance—Earned annual incentive for 2022 was between 154% and 164% of target for NEOs, reflecting superior performance versus preestablished goals for EBITDA, several strategic objectives and ROIC; and

•

Earned LTI for superior long-term results—Earned PSUs for 2020-2022 were based on results versus preestablished goals for ROIC, Nutrition operating profit growth and a relative TSR modifier; due to superior results for all three metrics, the earned awards were 200% of target.

OVERVIEW OF OUR COMPENSATION PROGRAM

Total direct compensation for ADM executives is delivered through a mix of cash and equity awards that emphasizes multiple performance factors tied to stockholder value creation over short and long-term time horizons. The three key elements of our compensation program are base salary, annual cash incentive awards, and long-term equity incentive (LTI) awards.

We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while maintaining a focus on Company specific strategic goals. Our LTI rewards for sustained performance against critical performance metrics. Our executive stock ownership guidelines (discussed under “Compensation Policies and Governance—Executive Stock Ownership”), which require executives to own meaningful amounts of ADM common stock, align our executives’ interests in delivering sustainable stockholder returns.

SIGNIFICANT 2022 COMPENSATION ACTIONS

In 2022, we granted equity in the form of 60% performance share units (PSUs) and 40% time-based restricted stock units (RSUs) to the NEOs. The PSUs will vest based on ADM’s performance against specific goals over a three-year performance period that will end on December 31, 2024. The RSUs generally will vest on the same day as the vesting of the PSUs if the recipient remains employed by ADM. For details, see “2022 Executive Compensation Decisions—Equity-Based Long-Term Incentives.”

As in recent years, for the 2022 annual cash incentive plan, the Compensation and Succession Committee retained adjusted EBITDA and adjusted ROIC as two of the performance metrics, and also selected three specific and relevant strategic goals in order to drive accountability for important 2022 annual priorities. For details on the three strategic goals prescribed for the 2022 annual bonuses, see “2022 Executive Compensation Decisions—2022 Annual Cash Incentives.”

In 2022, our CEO received a base salary increase of 2.5%. Two of the other NEOs received a base salary increase of 2.0% and our new Chief Financial Officer received a base salary increase of 27.9% in recognition of his promotion. The base salaries of the other NEOs were unchanged in 2022. For details, see “2022 Executive Compensation Decisions—Individual Compensation Decisions.” In 2022, the NEOs received, on average, 63% of their total direct compensation in performance-based pay, and 65% of their total direct compensation in equity awards. For these purposes, we consider the base salary paid in 2022, the annual cash incentive earned in 2022 (paid in early 2023), and the target award value of equity (the dollar amount of such awards as approved by the Compensation and Succession Committee) granted early in 2022 for the 2022-2024 period.

The charts below present the mix of total direct compensation awarded to the NEOs in 2022.

ADM Proxy Statement 2023 | 39

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

EXECUTIVE OFFICER TRANSITIONS IN 2022

In February 2022, Mr. Young, our then Executive Vice President and Chief Financial Officer, announced his plan to transition from the Chief Financial Officer role once a successor was identified. At that time, Mr. Young was also named Vice Chair of ADM. On April 7, 2022, we announced that Mr. Luthar, who had served various roles with the Company, most recently as Senior Vice President, Head of Investor Relations and Chief Financial Officer, Nutrition, was appointed Chief Financial Officer of the Company. Mr. Young continued in his role as Vice Chair until his retirement on December 31, 2022.

There were no changes in Mr. Young’s compensation or related arrangements in connection with his transition from Chief Financial Officer to Vice Chair. Pursuant to the terms of the applicable award agreements, upon his retirement on December 31, 2022, Mr. Young’s outstanding equity awards continue to vest in accordance with the original vesting schedule.

In connection with Mr. Luthar’s appointment as Chief Financial Officer, the Compensation and Succession Committee approved the following adjustments to Mr. Luthar’s compensation:

•	an increase in base salary from $586,504 to $750,000;

•	an increase in his target bonus percentage to 100% of base salary; and

•	a promotion equity award of $1,500,000, granted in the form of 60% PSUs and 40% RSUs.

In addition, on February 3, 2022, the Board of Directors determined that Mr. Taets, our Senior Vice President and President, Asia Pacific, no longer met the definition of Section 16 officer. Mr. Taets remains a member of senior management and the Executive Council, and there were no changes to Mr. Taets’ title, compensation or other arrangements in connection with this determination.

EXECUTIVE COMPENSATION BEST PRACTICES

We annually evaluate all elements of NEO pay to ensure alignment with performance objectives, market best practices, and stockholder interests. In addition, ADM’s Lead Director, our CEO, and other members of management annually engage with the Company’s largest institutional stockholders to receive their feedback on the structure and performance focus of our executive compensation programs. The following table summarizes our current practices.

What We Do	What We Don’t Do

✓  Pay-for-performance: We tie compensation to performance by setting clear and challenging Company financial goals and individual goals, and having a majority of target total direct compensation consist of performance-based components.

X No guaranteed base salary increases: Base salary levels are reviewed every year and periodically adjusted based on market competitiveness and internal equity.

✓  Multiple performance metrics: Payouts of our annual cash incentives and long-term incentives are determined based on the weighted results for several financial performance measures and structured to balance accountability for driving annual results with sustainable long-term performance.

X No hedging: We prohibit executives from engaging in hedging transactions with ADM securities.

✓  Aggressive stock ownership and retention requirements: Our NEOs and directors must comply with rigorous stock ownership requirements, and they may not sell any Company securities until these guidelines are satisfied.

X No gross up of excise tax payments: We do not assist executives with taxes owed as a result of their compensation.

✓  Compensation-related risk review: The Compensation and Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not likely to have a material adverse effect on the Company.

X   No excessive executive perks: Executive perquisites are not excessive and are limited to executive physicals, Company-provided life insurance, expatriate expenses, and (for the Board Chair and CEO) limited personal use of Company chartered aircraft.

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COMPENSATION DISCUSSION AND ANALYSIS — How Executive Compensation is Determined

What We Do	What We Don’t Do

✓  Clawback policy: The Company has a policy to enable us to recover previously paid cash and equity-based incentive compensation from executives in the event of a financial restatement, ethical misconduct, or other specified circumstances.

X No pledging: We prohibit executives from pledging ADM securities.

✓  Regular review of proxy advisor policies, stockholder feedback and corporate governance best practices: The Compensation and Succession Committee regularly considers the perspectives of outside authorities as they relate to our executive compensation programs.

X No employment contracts: We do not have an employment contract with any executive officer.

✓  Performance-based equity awards: 60% of the NEOs’ annual LTI award opportunity is delivered in PSUs that may be earned only if the Company achieves prescribed financial goals over a prospective three-year measurement period.

✓ Double-trigger requirement: Equity awards do not automatically vest in the event of a change in control. Instead, we impose a “double-trigger” requirement to accelerate vesting.

ADVISORY “SAY ON PAY” VOTE

At the 2022 Annual Meeting of Stockholders, 95.5% of the shares voted in the advisory vote on executive compensation voted to approve our executive compensation. The Compensation and Succession Committee believes that this strong level of support, and the strong levels of support shown in prior years, affirms broad stockholder agreement with our pay-for-performance approach to executive compensation.

We routinely conduct extensive proactive outreach to our largest institutional stockholders to understand and address issues of interest and to foster long-term cooperative relationships. The Compensation and Succession Committee will continue to consider stockholder feedback and the results from advisory votes on executive compensation when approving compensation programs. For more information, see “Stockholder Outreach and Engagement.”

How Executive Compensation is Determined

THE ROLE OF THE COMPENSATION AND SUCCESSION COMMITTEE

The Compensation and Succession Committee, which is composed solely of independent directors, is responsible for establishing ADM’s compensation philosophy and developing and administering compensation policies and programs consistent with this philosophy. When making compensation decisions, the Compensation and Succession Committee considers the Company’s executive compensation objectives described below.

Align executive and stockholder interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Our RSU awards typically vest three years from the date of grant. Our PSU awards typically have a three-year performance period and vest only if certain performance goals are achieved.

We also protect our stockholders’ interest by including a clawback provision in agreements for long-term incentive awards to enable the Company to recover awards if the recipient engages in any of a broad range of prohibited conduct, including violation of post-vesting non-competition and non-solicitation restrictions.

ADM Proxy Statement 2023 | 41

COMPENSATION DISCUSSION AND ANALYSIS — How Executive Compensation is Determined

Attract and retain top executive talent. Stockholders benefit when we attract, retain, and motivate talented executives with compensation packages that are competitive and fair. As a large, global company engaged in multiple lines of business, our competition for talent—like our competition for business and investment—is broad. The Company’s compensation program for NEOs delivers a mix of salary, annual cash incentives, and long-term incentives targeted to be market-competitive.

Pay-for-performance. Our executive compensation program emphasizes variable, performance-based pay. The Compensation and Succession Committee assesses executive compensation packages in the aggregate, and considers each individual component as well. Base salary is reviewed annually. Annual cash incentives are paid if, and to the extent that, specified corporate goals and individual goals are attained. Performance-based equity compensation is assessed in a similar manner and is designed to reward measurable long-term results.

Internal equity. The Compensation and Succession Committee takes into account internal equity when determining the pay of the CEO and other NEOs. We provide the Committee with data on the compensation of other ADM non-executive employees in other pay grades and/or salary ranges, and the Committee reviews such data when setting CEO and other NEO pay.

THE ROLE OF THE BOARD

The Board approves the Company’s business plan, which is one of the factors used to set financial and business objectives for incentive compensation. The independent directors establish and approve all performance criteria for evaluating the Board Chair and CEO, annually evaluate the performance of the Board Chair and CEO based on these criteria, and ratify his compensation. The Board also may provide input and ratification on any additional compensation-related issues at the Compensation and Succession Committee’s request. The Board conducts an annual review of the Company’s performance, which informs the calculation of performance-based incentives and decisions regarding compensation packages generally.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

For 2022, the Compensation and Succession Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent executive compensation consultant. Meridian reports directly to the Compensation and Succession Committee, and provides objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Committee’s responsibilities.

Each Compensation and Succession Committee meeting includes an executive session where the Committee meets privately with the independent consultant, without Company management. Outside of these sessions, the independent consultant interacts with management solely on behalf of the Compensation and Succession Committee.

The Compensation and Succession Committee only retains consultants that it believes will provide independent advice. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules, and concluded that the work Meridian has performed and is expected to perform in the future does not raise any conflict of interest.

THE ROLE OF EXECUTIVES

Our Board Chair and CEO assists the Compensation and Succession Committee in determining compensation for the NEOs other than himself. To that end, the Board Chair and CEO assesses the performance of each of the other NEOs, both in terms of individual execution and with respect to the functions or business units they oversee. The Board Chair and CEO also recommends to the Compensation and Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, and short- and long-term incentive award target levels for the other NEOs.

The Company’s Senior Vice President and Chief Human Resources Officer oversees all employee compensation with the oversight and direction of the Compensation and Succession Committee. The CHRO prepares most of the materials for the Compensation and Succession Committee meetings and provides analyses that assist the Committee with its decisions, such as summaries of competitive market practices, summaries of the Company’s succession-planning actions, and reports regarding the Company’s performance. In addition, throughout the year, the CHRO facilitates meetings with management to help the Compensation and Succession Committee gain a better understanding of Company performance, and ensures that the Committee receives a rigorous assessment of year-to-date performance at each of its meetings. The Company’s executives, including the Board Chair and CEO, leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to remain by the Compensation and Succession Committee.

42 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — Components of Executive Compensation

Components of Executive Compensation

The Company’s executive compensation program is built on a structure that emphasizes both short- and long-term performance. We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while our LTI awards reward sustained performance, particularly when coupled with our stock ownership requirements.

When setting compensation levels, the Compensation and Succession Committee refers to data regarding compensation for comparable executives at large public companies with which ADM competes for executive talent. As described in greater detail below under the heading “Peer Group,” the Compensation and Succession Committee chose a broad external market peer group of the S&P 100 Index in order to capture a wide spectrum of compensation levels. In addition, the Compensation and Succession Committee considers Company-wide internal equity when determining pay packages for the NEOs.

The following chart summarizes the direct compensation components and associated objectives of our fixed and performance-based pay for executives in 2022. Although the Compensation and Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, the Company places greater emphasis on variable pay for executives with more significant responsibilities because they have a greater capacity to affect the Company’s performance and results.

Components of Executive Compensation

	Element and Form		Link to Stockholder Value	Key Characteristics

FIXED	Annual	Base Salary	Recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance, and internal equity

ANNUAL INCENTIVE AWARDS	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial, strategic, and individual performance linked to creation of stockholder value	Adjusted EBITDA, Adjusted ROIC, Individual Performance Factor, Strategic Goals focused on Safety, Productivity, and Innovation

LONG-TERM INCENTIVE AWARDS	Long-Term	Restricted Stock Units (RSUs) 40%	Align NEOs’ interests with stockholders’ interests, retain executive talent, and promote stock ownership	RSUs are granted pursuant to the Company’s long-term equity plan and cliff vest on the third anniversary of the grant date
	Long-Term	Performance Share Units (PSUs) 60%	Align long-term performance with interests of stockholders and retain executive talent

Achievement of key drivers of Company performance and stockholder value as evidenced by average Adjusted ROIC, Adjusted Earnings per Share, and an ESG modifier that is based on results in two ESG areas

SALARY

The Compensation and Succession Committee sets base salaries based on an executive’s position, skills, performance, experience, tenure, and responsibilities. The Compensation and Succession Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions, typically using a range around the market median as a starting point. When assessing any salary adjustments for executives, the Compensation and Succession Committee also considers factors such as changes in responsibilities and corresponding changes in competitive marketplace levels. In 2022, each of Mr. Macciocchi and Mr. Morris received a base salary increase of 2.0% and Mr. Luciano received a base salary increase of 2.5% to strengthen market competitiveness. In addition, in connection with his appointment as Chief Financial Officer, Mr. Luthar received a base salary increase of 27.9% in recognition of the additional responsibilities assumed. None of the other NEOs received a base salary increase in 2022.

ANNUAL CASH INCENTIVE

We pay an annual cash incentive only if ADM meets specified performance goals. The annual cash incentive program emphasizes company-wide performance objectives to encourage executives to focus on overall Company success and leadership to generate the most value across the organization. Our performance metrics are directly tied to driving stockholder value creation: we require meaningful results for annual metrics before any awards may be earned.

The 2022 annual cash incentive program was based on two key measures of financial performance—adjusted EBITDA and adjusted ROIC—with final awards also reflecting the Compensation and Succession Committee’s approval of performance results related to the three strategic

ADM Proxy Statement 2023 | 43

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

Company goals set forth in the table above, as well as individual performance. Cash incentive awards for 2022 were paid in the first quarter of 2023.

LTI AWARDS

Our 2022 long-term equity awards are based on Company and market factors, including achievement of financial milestones and a two-goal ESG modifier. The LTI awards granted in 2022 are part performance-based and part time-based, with a mix of 60% PSUs and 40% RSUs, to ensure that NEOs’ interests are aligned with the interests of our stockholders. LTI awards were granted to the NEOs in February 2022.

2022 Executive Compensation Decisions

INDIVIDUAL COMPENSATION DECISIONS

The following tables summarize compensation decisions made by the Compensation and Succession Committee with respect to each of the NEOs for 2022. Details regarding the specific compensation elements and related payouts follow the individual summaries.

The award values shown below for LTI grants represent the dollar amount of such awards, at target, as approved by the Compensation and Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation and Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for those Compensation Tables.

MR. LUCIANO Board Chair, CEO, and President

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Increased from $1,400,004 to $1,435,008 200% of base salary, or $2,870,000 $4,712,540 or approximately 328% of base salary $16,500,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•

Delivered outstanding financial results, including record adjusted earnings per share of $7.85, up 51% year-over-year; record adjusted segment operating profit of $6.6 billion, up 39% year-over-year; 13.6% adjusted ROIC; and $6.8 billion in adjusted EBITDA[2]. Maintained strong balance sheet and ample liquidity while investing $1.3 billion in capital expenditures and returning $2.3 billion in cash to stockholders.

•

Advanced strategy across Productivity and Innovation, including: unlocking $1.6 billion in cash through our Billion Dollar Challenge; launching a global initiative to modernize, digitize, and automate production facilities; accelerating our broad portfolio of efforts to decarbonize our value chain, including through rapid growth of our regenerative agriculture work; demonstrating the value of decarbonization work through joint ventures with LG Chem for lactic and polylactic acid; and enhancing our ability to lead in high-value, fast-growing segments, including investments to expand global alternative protein production capacity.

•	Successfully delivered above-target EBITDA for four Nutrition acquisitions through effective integration.

•

Achieved important milestones and expanded ambitious goals in corporate responsibility and sustainability, including: reaching 100% traceability in our South America soy supply chains; accelerating our global no-deforestation goal to 2025; offering our first, $750 million sustainable bond; and publishing our aspirations to work towards net zero carbon emissions by 2050.

•	Kept Company on track to achieve our global gender diversity goals and drove priorities that will improve our representation of people of color.

[2]

Adjusted earnings per share (earnings per share, adjusted to exclude the impact of certain items), Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items), Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) and Adjusted segment operating profit (segment operating profit excluding certain items) are financial measures that have not been calculated in accordance with GAAP. Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

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COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

MR. LUTHAR Senior Vice President and Chief Financial Officer

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives

Increased from $586,504 to $750,000

100% of base salary, or $750,000

$1,231,500 or approximately 164% of base salary

$750,000, granted in the form of 60% PSUs and 40% RSUs; promotion award of $1,500,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Partnered with businesses and functions to drive margins and deliver record financial results.

•	Efficiently funded capital needs by expanding and diversifying liquidity facilities.

•	Developed Sustainability Financing Framework and issued first ever sustainability bond in the agriculture sector.

•	Exceeded the targets for Corporate Enterprise and G&A Readiness workstreams while unlocking over $0.5 billion of capital as part of enterprise-wide Billion Dollar Challenge.

MR. YOUNG Former Vice Chair and Chief Financial Officer

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Unchanged at $850,008 132% of base salary, or $1,125,000 $1,791,000 or approximately 211% of base salary $4,500,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Successfully transitioned the CFO role and responsibilities to Mr. Luthar.

•	Provided leadership to the ADM Investor Services and Global Business Services organizations.

•	Provided strategic counsel on matters important to ADM, including the business transformation program.

•	Advised on the implementation of Continuous Improvement (CI) program in key business processes.

ADM Proxy Statement 2023 | 45

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

MR. MACCIOCCHI Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives

Increased from $700,008 to $714,000

100% of base salary, or $714,000

$1,100,988 or approximately 154% of base salary

$3,000,000, granted in the form of 60% PSUs and 40% RSUs; one-time retention grant of $2,000,000 in the form of performance-based RSUs

Significant accomplishments:

•	On a constant currency basis[3], grew full-year Nutrition operating profit by 11% over 2021 and Nutrition revenue by 18%.

•

Continued to expand market leadership in fast-growing consumer categories by realizing strong profitability from recent acquisitions in the alternative protein, probiotics, flavors, and pet food businesses, and completing the acquisition of Kansas Protein.

•	Announced a strategic partnership with Benson Hill to deliver plant-based protein products from ultra-high protein soybeans.

•	Opened new extrusion facility in Serbia.

MR. MORRIS Senior Vice President and President, Agricultural Services and Oilseeds

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Increased from $700,008 to $714,000 100% of base salary, or $714,000 $1,172,388 or approximately 164% of base salary $3,000,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Achieved record annual operating profit for the Agricultural Services and Oilseeds business segment, an increase of 58% over 2021.

•	Achieved record ROIC and EVA through a combination of commercial execution and strategic actions.

•	Delivered exceptional risk management in a year of significant market volatility.

•	Launched our Regenerative Agriculture program and secured 1.2 million acres in first year of the program.

[3]

Revenue and Operating Profit on a constant currency basis are financial measures that have not been calculated in accordance with GAAP. Annex A to this Proxy Statement offers a more detailed definition of these terms, a reconciliation to the most directly comparable GAAP financial measure, and related disclosure about the use of these non-GAAP financial measures.

46 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

MR. CUDDY Senior Vice President and President, Carbohydrate Solutions

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Unchanged at $650,004 100% of base salary, or $650,000 $1,067,300 or approximately 164% of base salary $3,000,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•

Grew Carbohydrate Solutions segment adjusted operating profit by 6% year-over-year, while continuing to advance on new growth platforms, such as BioSolutions, which expanded revenue 26% year-over-year.

•

Announced the formation of two joint ventures with LG Chem to produce lactic and polylactic acid, and advanced the expansion of starch capacity at our Marshall, Minnesota facility, both of which will support future growth in BioSolutions.

•

Advanced key decarbonization initiatives focused on converting 900 million gallons of ethanol production into Sustainable Aviation Fuel and signed agreements for CO2 pipelines to support carbon capture and sequestration at our facility in Decatur, Illinois.

•	Completed the expansion of our Razgrad, Bulgaria corn processing facility and won the Starch Europe safety program award for completing 1 million working hours without a lost workday case (LWC).

MR. TAETS Senior Vice President and President, Asia Pacific

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Unchanged at $700,008 100% of base salary, or $700,000 $1,114,400 or approximately 159% of base salary $2,800,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Led Asia Pacific to record net revenues and profits in 2022.

•	Executed strategic Asia Pacific regional growth, joint venture, and greenfield projects.

•	Oversaw key Asia regional improvements including Safety, Quality, DE&I, and restructuring of the Nutrition business segment.

ADM Proxy Statement 2023 | 47

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

2022 ANNUAL CASH INCENTIVES

The annual cash incentive program aligns rewards with business results measured against specific strategic goals. At the start of each fiscal year, the Compensation and Succession Committee approves target annual cash incentive levels, expressed as a percentage of salary, for each NEO. Actual awards paid are based on both Company performance (75% weight) and individual performance (25% weight). Payouts can range from 0% to a maximum of 200% depending on both Company and individual performance.

Company Performance Components

Company performance payout is determined by ADM’s adjusted EBITDA, our results on a set of strategic goals, and our adjusted return on invested capital (ROIC).4

Adjusted EBITDA

Adjusted EBITDA has an aggregate weighting of 50% under our 2022 annual cash incentive program.

The adjusted EBITDA goals and associated payout opportunity levels are shown below. Payout opportunity levels are interpolated for results that fall between specific goal amounts.

Adjusted EBITDA Achieved	Payout Opportunity

$5.515B & Above	200%

$5.175B	150%

$5.0B (Plan Adjusted EBITDA)	100%

$4.835B	90%

$4.495B	75%

$4.155B	50%

$3.815B	25%

$2.81B - $3.814B	Compensation Committee Discretion

$2.8B & Below	0%

Strategic Goals

Our strategic goals have an aggregate weighting of 25% under our 2022 annual cash incentive program, and under this goal, each of the following three strategic goals are weighted equally:

Safety. This metric is measured as the reduction in serious injuries and fatalities (SIFs), with a threshold of no change in SIFs, a target of 11% reduction in SIFs, and a maximum of 33% reduction in SIFs.

Productivity. This metric relates to optimization of throughput at its facilities, measured as the reduction in unscheduled downtime, with a threshold of 10% reduction, a target of 20% reduction, and a maximum of 40% reduction.

Innovation. Innovation has two separate sub-goals, each weighted equally: (1) EBITDA from recent acquisitions, with a threshold of $65 million, a target of $85 million, and a maximum of $100 million, and (2) year-over-year revenue increase from our BioSolutions business, with a threshold of $75 million, a target of $100 million, and a maximum of $150 million.

Adjusted ROIC Modifier

ROIC measures how effectively we are using invested capital.

[4]

Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with GAAP, and are referred to as non-GAAP financial measures. Annex A to this Proxy Statement provides more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

48 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

As the last step in the Company performance payout component of our 2022 annual cash incentive program, actual adjusted ROIC for 2022 is compared against the 9.0% adjusted ROIC target that was set for 2022. The result of that comparison leads to a modifier of +/- 10%. The modifier boosts the payout potential in years that our adjusted ROIC exceeds our target, and reduces the payout potential if adjusted ROIC falls below target expectations.

The adjusted ROIC modifier is determined as follows:

Adjusted ROIC Achieved	Modifier*	Effect of modifier on payout

10.0% or greater	1.1	10% increase

9.0% (Target)	1.0	No change

8.0% or less	0.9	10% decrease

*	For Adjusted ROIC results between specific goals, the modifier will be determined by linear interpolation.

2022 Company Performance Payout Component Calculation

For 2022, ADM attained the results shown below, leading to an overall Company performance portion payout of 124.2% of target. Our 2022 adjusted EBITDA of $6.83 billion represented 200% of our goal. Applying the weighting of adjusted EBITDA of 50% of the total annual cash incentive payout, this factor achieved a maximum payout of 100%.

In addition, 12.9% was added to the Company performance portion of the payout as a result of the achievement of the strategic goals at the following levels:

1. Safety. We did not achieve the threshold payout for this goal given our performance of no reduction. (+0%)

2. Productivity. We did not achieve the threshold payout for this goal given our performance of 9.6% reduction. (+0%)

3.

Innovation. We delivered EBITDA from recent acquisitions slightly above target at $86M (+4.6%) and surpassed the maximum in achieving $227 million in year-over-year revenue increase from our BioSolutions business (+8.3%).

Further, adjusted ROIC for 2022 was 13.6%, resulting in a modifier of 1.1.

ADM Proxy Statement 2023 | 49

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

Individual Performance Components

Individual performance determines 25% of the annual cash bonus.

Our leaders are responsible for driving performance company-wide; their respective individual performance ratings are a result of their performance against goals for the year, including goals for the business units they run. The target individual performance percentage is 25% of the overall cash incentive program. For each NEO, the Compensation and Succession Committee has discretion to adjust payout from 0% to 200% of the 25% target percentage (in 5 percentage point increments) based on the Committee’s assessment of the NEO’s performance and contribution to the Company’s success. As a result, individual payouts can range from a total payout of 0% to 50%.

Based on business results in 2022, and the individual achievements summarized above under “Individual Compensation Decisions,” the Compensation and Succession Committee elected to award the following individual performance percentages to the NEOs:

Individual Performance Percentages

Mr. Luciano	40%

Mr. Luthar	40%

Mr. Young	35%

Mr. Macciocchi	30%

Mr. Morris	40%

Mr. Cuddy	40%

Mr. Taets	35%

The Compensation and Succession Committee considered the full Board’s assessment of the Board Chair and CEO’s performance and full Company performance when approving Mr. Luciano’s individual performance percentage.

Calculation of Award Amounts

The formula used to calculate an annual cash incentive payout for the NEOs can be expressed as follows:

50 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

The Resulting Annual Cash Incentive for Each NEO

Based on the determination of the Company and individual performance factors as described above, the NEOs received the payouts set forth below.

Executive	Target Cash Incentive Opportunity (% of Salary)	Target Cash Incentive Opportunity ($)	Cash Bonus Payout Percentage	Actual FY2022 Cash Award

J. R. Luciano	200%	$2,870,000	164.2%	$4,712,540

V. Luthar	100%	$750,000	164.2%	$1,231,500

R. G. Young	132%	$1,125,000	159.2%	$1,791,000

V. F. Macciocchi	100%	$714,000	154.2%	$1,100,988

G. A. Morris	100%	$714,000	164.2%	$1,172,388

C. M. Cuddy	100%	$650,000	164.2%	$1,067,300

J. D. Taets	100%	$700,000	159.2%	$1,114,400

EQUITY-BASED LONG-TERM INCENTIVES

ADM’s LTI program aligns the interests of executives with those of our stockholders by rewarding the creation of long-term stockholder value, supporting stock ownership, and motivating retention of our senior executives. Our performance-based LTI awards are based on the results of forward-looking metrics measured over a three-year performance period.

In 2022, we granted our annual LTI awards in February in the form of 60% performance share units (PSUs) and 40% restricted stock units (RSUs) with three-year cliff vesting. We believe this forward-looking LTI program aligns our equity compensation with market practice and strengthens our executives’ focus on growth and future value creation for stockholders. Further in 2022, the Compensation and Succession Committee granted additional, one-time equity awards as follows: (i) to Mr. Luthar, a promotion grant of $1,500,000 in the form of 60% PSUs and 40% RSUs in connection with his appointment as Chief Financial Officer, and (ii) for Mr. Macciocchi, a retention grant of $2,000,000 in the form of performance-based RSUs, which will be earned based on the extent to which there is effective integration of key acquisitions within the Nutrition segment.

The 2022 grants in the target amounts approved by the Compensation and Succession Committee are shown below.

The listed values represent the dollar amount of such awards, at target, as approved by the Compensation and Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation and Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for the Compensation Tables.

Executive	Target Equity Award

J. R. Luciano		$16,500,000

V. Luthar	$ $	750,000 1,500,000	*

R. G. Young		$4,500,000

V. F. Macciocchi	$ $	3,000,000 2,000,000	**

G. A. Morris		$3,000,000

C. M. Cuddy		$3,000,000

J. D. Taets		$2,800,000

*	Additional promotion grant, 60% PSUs, 40% RSUs.

**	Additional retention grant in the form of performance-based RSUs.

ADM Proxy Statement 2023 | 51

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

The terms of these equity awards are described below.

PSU Vesting

Except in cases that trigger accelerated vesting (described below), the 2022 PSUs will vest in three years upon the Compensation and Succession Committee’s determination of the Company’s achievements, if any, against certain performance goals over a three-year performance period (2022–2024). Payouts can range from 0% to 200%, and the value of those payouts will depend upon the price of ADM’s common stock at the end of the performance period. Vested PSUs will be settled in shares of ADM common stock.

PSU Performance Metrics

The performance metrics for the 2022 PSU awards are:

•	Average adjusted ROIC over the three-year performance period[5] (50% weight)

•	Adjusted earnings per share (“adjusted EPS”) performance for 2024, the third year of the three-year performance period[6] (50% weight), and

•	A two-goal ESG modifier that reflects (1) progress toward gender diversity targets, and (2) absolute reduction in greenhouse gas emissions over the three-year performance period.

ROIC appears as a metric in both our short- and long-term incentive compensation plans, but it serves different purposes and has different weights in the two plans. One-year adjusted ROIC in our annual cash incentive plan demonstrates our short-term performance, while three-year average adjusted ROIC in the PSU award better reflects long-term, sustainable results with an emphasis on growth and driving consistent returns of our capital investments over time.

The Committee selected adjusted EPS as a performance metric for the 2022 PSU awards because adjusted EPS is one of the primary basis on which we set performance expectations for the year, it is consistent with how we report our operating results to the investment community, it is a widely-used measure of overall Company performance, and the Committee believes it is highly correlated to stockholder return.

The goals and associated payouts for these metrics are shown below. If results for average adjusted ROIC and adjusted EPS fall between specific goals, the associated payout will be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	100% payout	150% payout	200% payout

Average Adjusted ROIC	50%	Below 7.0%	7.5%	9.0%	10.0%	11.0% or above

Adjusted EPS	50%	Below $5.00	$5.25	$6.00	$6.32	$6.75

ESG Modifier	+/- 15%	+/- 7.5% modifier based on percent of women in leadership roles (“gender diversity percentage”) at 12/31/24 (with linear interpolation applied)

-7.5% if gender diversity percentage is 22% or less

0% if gender diversity percentage is 25%

+7.5% if gender diversity percentage is 28% or more

+/- 7.5% modifier based on level of achievement as it relates to a goal of 2.0% absolute reduction in greenhouse gas emissions during 2024 against 2019

Adjustment factor will be made based on Committee discretion

In establishing and measuring achievements against the goals shown above, the Compensation and Succession Committee retains discretion to make changes to reflect “material portfolio adjustments,” which are events that are unusual and infrequent, like significant acquisitions and divestitures.

[5]

Adjusted ROIC for the performance period means the average of the annual percentage obtained by dividing the Adjusted ROIC earnings for each fiscal year during the performance period by Adjusted Invested Capital for the same fiscal year. For this purpose, Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of ADM’s stockholders’ equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified adjustments as determined by the Compensation and Succession Committee to be appropriate.

[6]

Adjusted EPS for the performance period means the diluted earnings per share of the Company for the third fiscal year of the performance period, fiscal year 2024, as adjusted for losses/gains on sales of assets and businesses, impairment, restructuring and settlement charges, expenses related to acquisitions, gains/losses on debt extinguishment, losses/gains on debt conversion option, tax adjustments, and such other adjustments determined by the Compensation and Succession Committee, in its sole discretion, to be appropriate in order to reflect the impact of significant unusual or nonrecurring events, including but not limited to material portfolio adjustments.

52 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

RSU Vesting

Except in cases that trigger accelerated vesting (described below), RSUs cliff-vest three years after the grant date so long as the recipient is still employed by the Company. During the vesting period, participants are paid dividend equivalents on their unvested RSUs. Vested RSUs will be settled in shares of ADM common stock.

Performance-based RSU Metrics

The number of units under the 2022 performance-based RSU award to Mr. Macciocchi that will be earned will be based on the extent to which the Compensation and Succession Committee determines that the following performance measures are achieved during the three-year performance period of 2022-2024:

•

Effective integration of the following acquisitions in the Company’s Nutrition segment and deliver on the segment’s value case: Sojaprotein; Flavor Infusion International, S.A. (FISA); Deerland Probiotics & Enzymes; and P4 Companies (Pet Dine, Pedigree Ovens, The Pound Bakery and NutraDine).

Conditions Leading to Accelerated Vesting

RSUs and PSUs will continue to vest as scheduled if an executive leaves the Company because of disability or retirement (at age 55 or older with 10 or more years of service, or 65 years of age). Upon the death of an executive, the executive’s RSUs will vest immediately and the executive’s PSUs will vest immediately at the target level. A detailed description of change in control provisions that may lead to accelerated vesting appears under the header “Employment Agreements, Severance, and Change in Control Benefits.”

Equity Awards Granted in 2020 with a Performance Period that Ended in 2022

In 2020, ADM granted PSUs to our then-NEOs with a three-year performance period (2020-2022). The performance metrics for the 2020 PSU awards were:

•	Average adjusted ROIC[7] over the three-year performance period,

•	Average Nutrition operating profit (“OP”) growth over the three-year performance period, and

•	Relative TSR as compared to a defined peer group over the three-year performance period

The defined peer group includes: Symrise AG, International Flavors & Fragrances, Inc., Olam International Limited, Bunge Limited, Ingredion Incorporated, The Andersons, Inc., and Green Plains Inc.

The weighting, goals, and associated payout factors for these metrics are shown below. For average adjusted ROIC and average Nutrition OP growth, if results were to fall between specific goals, the associated payout would be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	100% payout	150% payout	175% payout	200% payout

Average Adjusted ROIC	50%	Below 5.75%	6.5%	7.0%	7.5%	8.0%	9.0% or above

Average Nutrition OP Growth	50%	Below 6% Growth	8% Growth	10% Growth	15% Growth	n/a	20% Growth

Relative TSR Modifier	+/-10%	Based on ranking that compares ADM’s 3-year TSR against defined peer group

1st Rank – 1.1 Modifier

2nd Rank – 1.067 Modifier

3rd Rank – 1.033 Modifier

4th & 5th Rank – 1.0 Modifier

6th Rank – 0.967 Modifier

7th Rank – 0.933 Modifier

8th Rank – 0.9 Modifier

[7]

Average Adjusted ROIC for the performance period means the average of the annual percentage obtained by dividing the Adjusted ROIC earnings for each fiscal year during the performance period by Adjusted Invested Capital for the same fiscal year. For this purpose, Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of ADM’s stockholders’ equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified adjustments as determined by the Compensation and Succession Committee to be appropriate. See Annex A to this Proxy Statement for the calculation and a reconciliation to the most directly comparable GAAP financial measure.

ADM Proxy Statement 2023 | 53

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

On January 25, 2023, the Compensation and Succession Committee determined the degree to which the performance metrics under the 2020 PSUs were attained, and the resulting payout level relative to the target amount for each metric. For the performance period of 2020-2022:

•	Average adjusted ROIC was 10.4%, and therefore the resulting payout factor was 200%,

•	Average Nutrition OP growth was 21.4%, and therefore, the resulting payout factor was 200%, and

•	Relative TSR Modifier was at 2nd rank, yielding a 1.067 modifier, which was not applied as the maximum payout of 200% was attained by the first two performance metrics.

The weightings applicable to each of the metrics were then applied to the percentage payout level for each metric, resulting in a weighted payout percentage of 200.0% of the target number of PSUs. Based on these determinations, the Compensation and Succession Committee approved the following number of PSUs earned for each NEO pursuant to the 2020 PSUs:

Executive	Target Number of 2020 PSUs	Actual Number of 2020 PSUs Earned

J. R. Luciano	174,744	349,488

V. Luthar	11,068	22,136

R. G. Young	64,073	128,146

V. F. Macciocchi	46,599	93,198

G. A. Morris	46,599	93,198

C. M. Cuddy	34,949	69,898

J. D. Taets	42,521	85,042

All of the earned PSUs shown in the table above vested on February 13, 2023.

FEATURES OF 2023 COMPENSATION PROGRAMS

The Compensation and Succession Committee made changes to the short-term and long-term incentive compensation plans for performance periods beginning in 2023. These changes were designed to better align with the strategic direction of the Company and to strengthen market competitiveness.

Features of the 2023 Annual Cash Incentive Bonus

•	Retained 50% weight for adjusted EBITDA performance and 25% weight for strategic goals, with a continued focus on safety, productivity and innovation.

•	Added an additional goal related to 1ADM.

•	There will be a zero payout for the productivity component if the Company does not experience a year-over-year decline in serious injuries and fatalities.

•	Retained the +/- 10% ROIC modifier for continued focus on returns.

Features of the 2023 PSU Awards

•	Retained the average ROIC metric at 50%.

•	Changed method of evaluating EPS from end of the third fiscal year of the performance period in favor of a cumulative adjusted EPS performance over the three-year period.

•	Retained the modifier with a two-goal ESG metric: (1) progress toward gender diversity, and (2) absolute reduction in greenhouse gas emissions over the three-year performance period.

54 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — 2022 Executive Compensation Decisions

Other Changes

Compensation and Succession Committee approved certain changes to the RSU and PSU awards to better align with market practice. These changes include:

•	Moving to a ratable vesting schedule (i.e. one-third vest each year) for RSUs vs. the current three-year cliff vesting, and

•	Accruing dividend equivalents for PSUs, to be paid in cash at the end of the three-year performance period on the basis of number of PSUs actually earned.

These changes were applicable to RSU and PSU awards granted in February 2023.

The Committee may consider the effects of a global pandemic and other economic and environmental pressures negatively impacting results.

ADM Proxy Statement 2023 | 55

COMPENSATION DISCUSSION AND ANALYSIS — Peer Group

Peer Group

The Compensation and Succession Committee utilizes the S&P 100 Index as a peer group to evaluate whether executive officer pay levels are aligned with performance on a relative basis. We believe the large peer group is relevant for ADM because we compete for talent and investments across a wide range of industries. Moreover, our diverse business encompasses aspects of several industries; we do not have a direct competitor—in terms of size, focus or business mix—in the public markets. As a result, the Compensation and Succession Committee believes it is appropriate to consider a broad spectrum of compensation levels and investment returns to arrive at our NEO compensation.

Company Name

3M Company

Abbott Laboratories

AbbVie Inc.

Accenture plc

Alphabet Inc.

Amazon.com, Inc.

American Airlines Group

American Express Company

American International Group, Inc.

AmerisourceBergen Corporation

Apple Inc.

Archer-Daniels-Midland Company

AT&T Inc.

Bank of America Corporation

Berkshire Hathaway Inc.

Best Buy Co., Inc.

Bristol Myers Squibb Company

Broadcom Inc

Cardinal Health, Inc.

Caterpillar Inc.

Centene Corporation

Charter Communications, Inc.

Chevron Corporation

Chubb Limited

Cigna Corporation

Cisco Systems, Inc.

Citigroup Inc.

Comcast Corporation

ConocoPhillips

Company Name

Costco Wholesale Corporation

CVS Health Corporation

D.R. Horton, Inc.

Deere & Company

Delta Air Lines, Inc.

Dollar General Corporation

Dow, Inc

Elevance Health Inc

Exelon Corporation

Exxon Mobil Corporation

FedEx Corporation

Ford Motor Company

General Dynamics Corporation

General Electric Company

General Motors Company

HCA Healthcare, Inc.

Honeywell International Inc.

HP Inc.

Humana Inc.

Intel Corporation

International Business Machines Corporation

Johnson & Johnson

JPMorgan Chase & Co.

Lennar Corporation

Linde plc

Lockheed Martin Corporation

Lowe’s Companies, Inc.

LyondellBasell Industries N.V.

Marathon Petroleum Corporation

56 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — Peer Group

Company Name

McKesson Corporation

Merck & Co., Inc.

Meta Platforms, Inc.

MetLife, Inc.

Microsoft Corporation

Morgan Stanley

NIKE, Inc.

Northrop Grumman Corporation

Nucor Corporation

Occidental Petroleum Corporation

Oracle Corporation

Pepsico, Inc.

Pfizer Inc.

Phillips 66

Prudential Financial, Inc.

QUALCOMM Incorporated

Raytheon Technologies Corporation

Sysco Corporation

Target Corporation

Tesla, Inc.

The Allstate Corporation

Company Name

The Boeing Company

The Coca-Cola Company

The Goldman Sachs Group, Inc.

The Home Depot, Inc.

The Kroger Co.

The Procter & Gamble Company

The Progressive Corporation

The TJX Companies, Inc.

The Travelers Companies, Inc.

The Walt Disney Company

Thermo Fisher Scientific Inc.

T-Mobile US, Inc.

Tyson Foods, Inc.

United Airlines Holdings, Inc.

United Parcel Service, Inc.

UnitedHealth Group Incorporated

Valero Energy Corporation

Verizon Communications Inc.

Walgreens Boots Alliance, Inc.

Wal-Mart, Inc.

Wells Fargo & Company

ADM Proxy Statement 2023 | 57

COMPENSATION DISCUSSION AND ANALYSIS — Benefits

Benefits

In addition to the direct elements of pay described above, ADM offers benefits to our NEOs to provide for basic health, welfare, and income security needs and to ensure that our compensation packages are competitive. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, our policy is to offer the same benefits to all U.S. salaried employees as are offered to the NEOs.

Retirement Program	Eligibility	Description

401(k) and ESOP	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, or up to $20,500 for 2022 The Company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)). Employees also may defer traditional after-tax contributions into the plan for a total $61,000 savings opportunity including all contribution types (pre-tax, Roth, and after tax) plus any ADM matching and 1% non-elective contributions. Employees who are 50 years of age or older can elect to make additional contributions of up to $6,500 for 2022.

ADM Retirement Plan	All salaried employees

Newly-hired eligible employees and those who had less than 5 years of service as of January 1, 2009, participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit at a stated percentage of the participant’s base compensation each year. Those employees who had 5 or more years of service as of January 1, 2009, participate in a qualified traditional defined benefit formula where the benefit is based on number of years of service and final average earnings. (Final average earnings is the average of monthly compensation over a 60 consecutive month period within the employee’s last 180-month period of employment that produces the highest average.) Effective January 1, 2022, participants in the traditional defined benefit pension began to accrue benefits under the cash balance pension formula.

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until designated future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than Company common stock) available under the 401(k) and ESOP.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive the same retirement benefit they would have received if not for certain limitations under applicable tax law.

Healthcare and Other Benefits. NEOs receive the same healthcare benefits as other employees, except that we provide executive physicals and related services to our senior executives who serve on the Executive Council. We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time off; holidays; and a matching gifts program for charitable contributions.

Perquisites. Consistent with our pay-for-performance philosophy, we limit executive perquisites. Any NEO who receives a perquisite is individually responsible for any associated taxes.

The Compensation and Succession Committee allows our Board Chair and CEO to have access to company-chartered aircraft for personal use for security and efficiency reasons. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

58 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — Compensation Policies and Governance

Compensation Policies and Governance

EXECUTIVE STOCK OWNERSHIP

The Board of Directors believes it is important for each member of senior management to maintain a significant ownership position in shares of ADM’s common stock to further align their interests with the interests of our stockholders. Accordingly, we require each member of senior management to own shares of common stock with a value at least equal to a specified multiple of his or her annual base salary. Shares that count toward the ownership levels include shares owned outright, shares owned by immediate family members or a related trust if previously owned by the executive, shares held through the 401(k) plan, and unvested time-based RSUs. Stock options, whether exercisable or not, and unvested PSUs do not count toward determining whether the ownership level is met. Executives may not sell any Company securities until the applicable guideline is met. As shown below, each of our NEOs who is a current employee exceeds the applicable ownership guideline by a significant margin.

Executive	Ownership Guideline as a Multiple of Salary	Actual Ownership as of March 9, 2023

J. R. Luciano	10.0x	85.5x

V. Luthar	4.0x	13.9x

V. F. Macciocchi	4.0x	30.7x

G. A. Morris	4.0x	30.4x

C. M. Cuddy	4.0x	34.5x

J. D. Taets	4.0x	32.4x

TIMING OF GRANTS

The Compensation and Succession Committee approves all equity awards to NEOs at a meeting during the first quarter of each fiscal year, and awards are issued promptly thereafter. There is no attempt to time these grants in relation to the release of material, non-public information. Under the 2020 Incentive Compensation Plan, fair market value is the closing market price of ADM’s common stock on the last trading day prior to the date of grant. In addition to annual awards, NEOs may receive awards when they join the Company or change their job status, including promotions.

CLAWBACK PROVISIONS

We include clawback provisions in the Company’s long-term incentive award agreements that provide us with the ability to recover this compensation for a broad range of reasons. Specifically, this policy provides for the recoupment of any cash or equity incentive awards made to NEOs and certain other members of senior management for a period of three years from the vesting date in the event of a financial restatement or ethical misconduct. In addition, our equity awards incorporate post-vesting non-competition and non-solicitation restrictions. Any violation of these provisions could be cause for the Company to initiate a clawback proceeding. Our aggressive approach to recoupment of long-term incentive compensation reflects the Company’s commitment to protecting stockholder value.

In October 2022, the SEC adopted final rules under the Dodd-Frank Act directing national securities exchanges to establish listing standards related to clawback policies. The New York Stock Exchange recently posted proposed listing standards requiring listed companies to adopt compensation recoupment policies containing certain provisions. The Compensation and Succession Committee will make appropriate additions and modifications to our clawback provisions to comply with the new listing standards once they are finalized.

PROHIBITION ON INSIDER TRADING AND HEDGING

Pursuant to ADM’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the Company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, or equity swaps or collars; or enter into other transactions that are designed to hedge or offset decreases in the price of the Company’s securities. In addition, directors and those officers and employees who have been notified by the Company’s Legal Department that they are subject to the requirements of Section 16 of the Exchange Act are prohibited from pledging Company securities as collateral, and any other employee wishing to enter into such an arrangement must first consult with, and comply with the directions of, the Legal Department.

ADM Proxy Statement 2023 | 59

COMPENSATION DISCUSSION AND ANALYSIS — Employment Agreements, Severance, and Change in Control Benefits

Our Insider Trading Policy also provides that all transactions in ADM securities by directors, NEOs, and certain other officers and employees must be pre-cleared by the Company’s Legal Department.

SECTION 162(M) OF THE INTERNAL REVENUE CODE EFFECTS ON THE COMPANY

Section 162(m) of the Internal Revenue Code precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” as defined under Section 162(m).

Although a previous exception to this limit for “performance-based” compensation has since been eliminated, the Compensation and Succession Committee continues to believe that a significant portion of our executives’ compensation should be tied to the Company’s performance and that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted. The Compensation and Succession Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position. Therefore, the changes to Section 162(m) have not significantly impacted the design of our executive compensation program.

EVALUATION OF RISK IN OUR COMPENSATION PROGRAMS

On an ongoing basis, the Compensation and Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with our Board of Directors if warranted. To date, we have not identified any incentive compensation features that encourage inappropriate risk-taking. To ensure we are considering all possibilities objectively, we engage an outside consultant every other year to review the Company’s programs and independently assess the risk in them.

In 2021, the Company engaged an outside consultant, The Korn Ferry Hay Group (KFHG), to assist the Compensation and Succession Committee in evaluating the risk in our compensation programs. As part of its independent assessment, KFHG reviewed all of the Company’s incentive compensation programs and determined that none encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation and Succession Committee in November 2021. Another independent review of the Company’s incentive programs will be conducted during 2023 and reported to the Compensation and Succession Committee.

Employment Agreements, Severance, and Change in Control Benefits

NO EMPLOYMENT CONTRACTS

None of our NEOs has an employment contract or separation agreement. Consistent with our approach of rewarding performance, employment is not guaranteed, and either ADM or any NEO may terminate the employment relationship at any time.

ADM maintains a severance program that serves as a guideline for severance benefits that may be provided to various levels of employees, including the NEOs, upon termination of their employment without cause, but the program does not give anyone a contractual right to receive any severance benefits. The Compensation and Succession Committee generally requires a terminated employee to enter into a non-competition and/or non-solicitation agreement in exchange for receiving severance.

CHANGE IN CONTROL PROVISIONS

Upon a change in control of the Company, NEOs may receive certain protections related to their LTI awards (as described below), and other compensation detailed in the sections titled “Pension Benefits,” “Nonqualified Deferred Compensation,” and “Termination of Employment and Change in Control Arrangements.” NEOs are not eligible to receive any other cash severance, continued health and welfare benefits, tax gross ups, or other change in control benefits.

Our incentive compensation plans provide non-employee directors and all employees, including executive officers, change in control protections for their LTI awards. For awards granted in 2017 and later, if a change in control occurs with respect to the Company, the RSUs held by executive officers generally will vest immediately, and the PSUs will vest on a modified pro rata basis, if the equity award is not assumed or replaced. The same accelerated vesting provisions will apply if an award is assumed or replaced, but the executive officer’s employment is terminated for reasons other than for cause or good reason within 24 months of the change in control (referred to as “double-trigger” vesting). We adopted double-trigger accelerated vesting to provide our executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change in control of the Company. This assurance increases the value of these awards to the executives (which in turn enhances retention) and makes it easier for our executives to focus on the potential benefits of a change in control for our stockholders without conflicting concerns about their own financial situations.

60 | ADM Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS — Employment Agreements, Severance, and Change in Control Benefits

Compensation and Succession Committee Report

The Compensation and Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chair

M. S. Burke

J.C. Collins

S. F. Harrison

L. Z. Schlitz

Compensation and Succession Committee Interlocks and Insider Participation

None of the members of the Compensation and Succession Committee is or has been an employee of the Company or any of the Company’s subsidiaries. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers.

ADM Proxy Statement 2023 | 61

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

J. R. LUCIANO Board Chair, CEO and President	2022	1,429,174	—	17,727,259	—	4,712,540	—	880,205	24,749,178
	2021	1,400,004	—	15,939,571	—	5,320,000	59,843	789,423	23,508,841
	2020	1,400,004	—	15,940,148	—	4,507,300	112,853	789,323	22,749,628

V. LUTHAR(6) Senior Vice President and Chief Financial Officer	2022	704,798	—	2,411,505	—	1,231,500	—	90,624	4,438,428

R. G. YOUNG Former Vice Chair and CFO	2022	850,008		4,834,791	—	1,791,000	—	279,401	7,755,200
	2021	850,008	—	4,781,915	—	2,137,500	35,050	290,501	8,094,974
	2020	850,008	—	5,844,739	—	1,754,719	74,554	289,174	8,813,194

V. F. MACCIOCCHI Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer	2022	711,668	—	5,245,225	—	1,100,988	—	196,351	7,254,232
	2021	695,840	—	3,187,979	—	1,295,000	24,191	206,514	5,409,524
	2020	675,000	—	4,250,761	—	1,086,581	43,181	250,554	6,306,077

G. A. MORRIS Senior Vice President and President, Agricultural Services and Oilseeds	2022	711,668	—	3,223,194	—	1,172,388	—	204,083	5,311,334
	2021	695,840	—	3,187,979	—	1,330,000	—	203,404	5,417,223
	2020	675,000	—	4,250,761	—	1,086,581	730,151	200,153	6,942,646

C. M. CUDDY(7) Senior Vice President and President, Carbohydrate Solutions	2022	650,004	—	3,223,194	—	1,067,300	—	177,288	5,117,787

J. D. TAETS Senior Vice President and President, Asia Pacific	2022	700,008	—	3,008,356	—	1,114,400	—	646,925	5,469,689
	2021	700,008	—	2,975,476	—	1,295,000	—	420,610	5,391,094
	2020	700,008	—	3,878,766	—	1,091,825	746,347	198,279	6,615,225

(1)

Stock awards in 2022 consisted of RSU awards, PSU awards and a performance-based RSU (“PRSU”) award to Mr. Macciocchi. The amounts reported in this column represent the aggregate grant date fair value of the RSU awards for fiscal years 2022, 2021, and 2020 and of the target level of the PSU and PRSU awards for fiscal years 2022, 2021 and 2020. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal

62 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — Summary Compensation Table

years ended December 31, 2022, December 31, 2021, and December 31, 2020. The grant date fair value of the 2022 RSUs and the grant date fair value of the 2022 PSUs and PRSUs if target performance and maximum performance is achieved are as follows:

		PSUs/PRSUs
Name	RSUs	Target	Maximum

J. R. Luciano	$7,090,904	$10,636,356	$21,272,711

V. Luthar	$964,606	$1,446,900	$2,893,799

R. G. Young	$1,933,932	$2,900,859	$5,801,719

V. F. Macciocchi	$1,289,262	$3,955,963	$7,911,926

G. A. Morris	$1,289,262	$1,933,932	$3,867,864

C. M. Cuddy	$1,289,262	$1,933,932	$3,867,864

J. D. Taets	$1,203,327	$1,805,029	$3,610,058

(2)	No options were issued in 2020, 2021 or 2022.

(3)

The amounts reported in this column represent amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid shortly after the close of the applicable fiscal period.

(4)

The amounts reported in this column for 2022 represents the aggregate change in actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2021 to December 31, 2022, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. For 2022, each of the NEO’s aggregate change in actuarial present value was negative, and therefore in accordance with SEC rules, the value shown in the table is zero. The aggregate change in actuarial present value was negative $39,558 for Mr. Luciano, negative $76,551 for Mr. Luthar, negative $33,072 for Mr. Young, negative $5,394 for Mr. Macciocchi, negative $1,079,613 for Mr. Morris, negative $881,778 for Mr. Cuddy, and negative $1,219,370 for Mr. Taets. No NEO received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2022 were an interest rate of 5.14% for the ADM Retirement Plan, an interest rate of 5.02% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2021. The assumptions used to value pension liabilities on December 31, 2021 were an interest rate of 3.15% for the ADM Retirement Plan, an interest rate of 2.82% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2021.

(5)

The amounts reported in this column for 2022 include costs for use of company-leased aircraft, relocation expenses, value of company-provided life insurance, imputed value of company-provided life insurance, costs for executive healthcare services, dividend equivalents paid on unvested RSUs, company contributions under the 401(k) and ESOP, charitable gifts pursuant to the Company’s matching charitable gift program which is available to substantially all full-time employees and non-employee directors and, for Mr. Taets, expenses related to certain expatriate tax services and tax gross ups related thereto. Specific perquisites and other items applicable to each NEO listed are identified below by an “X”. Where a perquisite or benefit exceeded $10,000 for an individual, the dollar amount is given.

Name	Personal Aircraft Use ($)	Relocation Expenses	Expatriate Tax & Gross-Up Expenses ($)	Imputed Income	Health Insurance Company Paid Premiums ($)	Executive Healthcare Services	Dividend Equivalents Paid on Unvested RSUs ($)	Matching Charitable Gifts	401(k) Company Contributions ($)

J. R. Luciano	145,049			X	12,677	X	689,008	X	15,250

V. Luthar				X	18,799	X	46,274		15,250

R. G. Young				X	18,799	X	225,348	X	15,250

V. F. Macciocchi				X	18,799	X	155,444		15,250

G. A. Morris				X	18,799	X	155,444	X	15,250

C. M. Cuddy				X	11,477	X	136,804	X	15,250

J. D. Taets		X	457,193	X	10,303	X	144,463	X	15,250

Aggregate incremental cost to our Company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as executive healthcare services and relocation expenses, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-leased aircraft, incremental cost is based solely on variable costs under the agreements with the lessor of the aircraft, and does not include fixed or other costs.

(6)

Mr. Luthar was appointed Senior Vice President and Chief Financial Officer on April 7, 2022. As permitted by SEC rules, because 2022 was Mr. Luthar’s first year as an NEO, the compensation paid to him prior to 2022 is not included in this table.

(7)	Mr. Cuddy was not an NEO in 2021 or 2020.

ADM Proxy Statement 2023 | 63

EXECUTIVE COMPENSATION — Grants of Plan-Based Awards During Fiscal Year 2022

Grants of Plan-based Awards During Fiscal Year 2022

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. R. LUCIANO

Annual Cash Incentive Plan Award			0	2,870,000	5,740,000

Performance Share Unit Award	2/10/22	2/2/22				0	137,634	275,268		10,636,356

Restricted Stock Unit Award	2/10/22	2/2/22							91,756	7,090,904

V. LUTHAR

Annual Cash Incentive Plan Award			0	750,000	1,500,000

Performance Share Unit Award	2/10/22	2/2/22					6,257	12,514		483,541

Restricted Stock Unit Award	2/10/22	2/2/22							4,171	322,335

Performance Share Unit Award	4/11/22	4/7/22					10,114	20,228		963,359

Restricted Stock Unit Award	4/11/22	4/7/22							6,743	642,271

R. G. YOUNG

Annual Cash Incentive Plan Award			0	1,125,000	2,250,000

Performance Share Unit Award	2/10/22	2/2/22				0	37,537	75,074		2,900,859

Restricted Stock Unit Award	2/10/22	2/2/22							25,025	1,933,932

V. F. MACCIOCCHI

Annual Cash Incentive Plan Award			0	714,000	1,428,000

Performance Share Unit Award	2/10/22	2/2/22				0	25,025	50,050		1,933,932

Restricted Stock Unit Award	2/10/22	2/2/22							16,683	1,289,262

Performance-based Restricted Stock Unit Award	2/10/22	2/2/22					26,165	52,330		2,022,031

64 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — Grants of Plan-Based Awards During Fiscal Year 2022

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

G. A. MORRIS

Annual Cash Incentive Plan Award			0	714,000	1,428,000

Performance Share Unit Award	2/10/22	2/2/22				0	25,025	50,050		1,933,932

Restricted Stock Unit Award	2/10/22	2/2/22							16,683	1,289,262

C. M. CUDDY

Annual Cash Incentive Plan Award			0	650,000	1,300,000

Performance Share Unit Award	2/10/22	2/2/22				0	25,025	50,050		1,933,932

Restricted Stock Unit Award	2/10/22	2/2/22							16,683	1,289,262

J. D. TAETS

Annual Cash Incentive Plan Award			0	700,000	1,400,000

Performance Share Unit Award	2/10/22	2/2/22				0	23,357	46,714		1,805,029

Restricted Stock Unit Award	2/10/22	2/2/22							15,571	1,203,327

(1)

The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period under FASB ASC Topic 718. With respect to the PSUs the value represents the probable outcome of the performance condition using target payout levels. See Footnote 1 to the Summary Compensation Table for additional detail.

All of the awards in the table above were granted under our 2020 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—2022 Executive Compensation Decisions—2022 Annual Cash Incentives” for more information about our annual cash incentive plan.

The PSU awards shown in the column designated “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table above vest in three years if the Company achieves certain performance goals over a three-year performance period (2022—2024). The 2022 PSU metrics are: (i) the degree to which the Company achieves specified average Adjusted ROIC goals over the 2022—2024 performance period (50% weighting), and (ii) the degree to which the Company achieves adjusted EPS in 2024 (50% weighting). The number of 2022 PSUs that may be earned following the application of such performance goals against actual performance will be subject to a two-goal ESG modifier of up to +/- 15%. The PRSU award shown in the column designated “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table above vest in three years if the Company achieves certain performance goals over a three-year performance period (2022—2024). The PRSU metrics are: (i) effective integration of key acquisitions in the Company’s Nutrition segment, and (ii) deliver on the Company’s Nutrition segment’s value case. See “Compensation Discussion and Analysis—2022 Executive Compensation Decisions—Equity-Based Long-Term Incentives” for more information about the 2022 PSUs and the PRSUs.

ADM Proxy Statement 2023 | 65

EXECUTIVE COMPENSATION — Grants of Plan-Based Awards During Fiscal Year 2022

All of the awards shown in the “All Other Stock Awards” column in the table above are RSUs awards and vest in full three years after the date of the grant. Under the terms of the RSU award agreements, the recipient of the award may receive cash dividend equivalents on RSUs prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on RSUs are paid at the same rate as dividends to our stockholders generally.

The 2022 RSU, PSU and PRSU awards are subject to double-trigger accelerated vesting and payout upon a change in control only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such instance the 2022 RSU awards will vest in full immediately, the number of 2022 PSU awards that vest will be equal to the greater of the target number of PSUs and the number of PSUs earned based on actual performance during the truncated performance period, and the number of 2022 PRSUs that vest will be equal to the number of PRSUs earned based on actual performance during the truncated performance period. Upon the death of an award recipient, vesting of the RSU awards will accelerate in full, the PSU awards will vest at target and the PRSU awards will vest at maximum. If an award recipient’s employment ends as a result of disability, the RSU, PSU and PRSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends as a result of retirement, the RSU and PSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends for any other reason, unvested RSU, PSU and PRSU awards will be forfeited. With respect to each of the RSU, PSU and PRSU awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation, or confidentiality restriction or participates in an activity deemed by us to be detrimental to our Company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

The impact of a termination of employment or change in control of our Company on RSU, PSU and PRSU awards held by our named executive officers is quantified in the “Termination of Employment and Change in Control Arrangements” section below.

66 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — Outstanding Equity Awards at Fiscal Year 2022 Year-End

Outstanding Equity Awards at Fiscal Year 2022 Year-End

The following table summarizes information regarding unexercised stock options, unvested RSUs, and unearned PSUs and PRSUs for the named executive officers as of December 31, 2022.

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

J. R. LUCIANO	2-11-2016	581,099	—	33.18	2-11-2026
	2-12-2015	324,821	—	46.92	2-12-2025
						412,842	38,332,380	283,976	26,367,172

V. LUTHAR	2-11-2016	28,366	—	33.18	2-11-2026

						29,300	2,720,505	23,689	2,199,524

R. G. YOUNG(5)	2-11-2016	346,908	—	33.18	2-11-2026
	2-12-2015	214,836	—	46.92	2-12-2025
	2-13-2014	184,631	—	40.65	2-13-2024
						133,001	12,349,143	81,440	7,561,704

V. F. MACCIOCCHI	—	—	—	—	—	92,551	8,593,360	80,459	7,470,618

G.A. MORRIS	—	—	—	—	—	92,551	8,593,360	54,294	5,041,198

C. M. CUDDY	—	—	—	—	—	80,901	7,511,658	54,294	5,041,198

J.D. TAETS	—	—	—	—	—	85,410	7,930,319	50,675	4,705,174

(1)	Stock option awards vest at a rate of 20% of the subject shares per year on each of the first five anniversaries of the grant date.

(2)	The RSUs reported in this column vest on the dates and in the amounts set forth below.

	Restricted Stock Units Vesting On:
Name	2/13/23	2/11/24	2/10/25	4/11/25

J. R. Luciano	174,744	146,342	91,756	—

V. Luthar	11,068	7,318	4,171	6,743

R. G. Young	64,073	43,903	25,025	—

V. F. Macciocchi	46,599	29,269	16,683	—

G. A. Morris	46,599	29,269	16,683	—

C. M. Cuddy	34,949	29,269	16,683	—

J. D. Taets	42,521	27,318	15,571	—

(3)	Based on the closing market price of a share of our common stock on the New York Stock Exchange on December 30, 2022, the last trading day of 2022, which was $92.85.

ADM Proxy Statement 2023 | 67

EXECUTIVE COMPENSATION — Option Exercises and Stock Vested During Fiscal Year 2022

(4)

The awards reported in this column represent 2021 PSU, 2022 PSU and 2022 PRSU awards that each will vest at the end of the three-year performance period. The number of PSUs that the executive officer will receive is dependent upon the achievement of certain financial metrics approved by the Compensation and Succession Committee measuring: in the case of the 2021 PSUs, Adjusted ROIC, Nutrition segment adjusted operating profit compound annual growth and a relative TSR modifier; in the case of the 2022 PSUs, Adjusted ROIC, Adjusted EPS and a two-goal ESG modifier; and, in the case of the PRSUs, metrics related to the Company’s Nutrition segment. The amount of PSUs and PRSUs shown is the target number of units that could be earned and paid out in shares.

The Company did not assign a threshold unit amount to the 2021 or 2022 PSU awards. This table does not include the 2020 PSU awards that were earned for the 2020-2022 performance period, because those earned PSUs were not subject to an additional service-based vesting period and instead vested upon the Compensation and Succession Committee’s determination of the number of PSUs earned. The earned 2020 PSUs are reported in the “Option Exercises and Stock Vested During Fiscal Year 2022” table.

	Performance Share Units/PRSUs:
Name	Performance Period 1/1/21 to 12/31/23	Performance Period 1/1/22 to 12/31/24

J. R. Luciano	146,342	137,634

V. Luthar	7,318	16,371

R. G. Young	43,903	37,537

V. F. Macciocchi	29,269	51,190

G. A. Morris	29,269	25,025

C. M. Cuddy	29,269	25,025

J. D. Taets	27,318	23,357

(5) As a result of his qualifying retirement, Mr. Young retained his outstanding equity awards, which continue to vest in accordance with their original vesting schedule.

Option Exercises and Stock Vested During Fiscal Year 2022

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2022 and RSU and PSU awards to the named executive officers that vested during that same period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)(2)	Value Realized on Vesting ($)(3)

J. R. LUCIANO	852,780	44,886,647	512,396	41,147,045

V. LUTHAR	27,500	1,286,625	31,535	2,535,886

R. G. YOUNG	155,266	7,524,484	184,537	14,831,725

V. F. MACCIOCCHI	93,110	3,998,143	128,286	10,333,803

G. A. MORRIS	117,839	5,468,889	128,286	10,333,803

C. M. CUDDY	114,589	4,942,996	104,986	8,421,106

J. D. TAETS	261,154	11,249,704	120,130	9,664,277

(1)

Represents the difference between the market value of the shares acquired upon exercise (calculated using the closing sale price of the shares on the NYSE on the date preceding the exercise date) and the aggregate exercise price of the shares acquired.

(2)

Reflects vesting of the 2019 RSUs during 2022, and the number of 2020 PSUs that were earned for the 2020-2022 performance period and vested upon the Compensation and Succession Committee’s determination of the number of PSUs earned.

(3)

Represents the market value of the shares issued in settlement of 2019 RSU and 2020 PSU awards on the date the awards vested, calculated using the closing sale price reported on the NYSE on the trading date immediately prior to the vesting date, before shares were withheld for taxes.

68 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — Pension Benefits

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2022.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

J. R. LUCIANO	ADM Retirement Plan	12	119,661	0
	ADM Supplemental Retirement Plan	12	410,728	0

V. LUTHAR	ADM Retirement Plan	18	240,391	0
	ADM Supplemental Retirement Plan	18	186,003	0

R. G. YOUNG	ADM Retirement Plan	12	123,484	0
	ADM Supplemental Retirement Plan	12	242,949	0

V. F. MACCIOCCHI	ADM Retirement Plan	11	69,546	0
	ADM Supplemental Retirement Plan	11	94,097	0

G. A. MORRIS	ADM Retirement Plan	28	716,067	0
	ADM Supplemental Retirement Plan	28	1,190,116	0

C. M. CUDDY	ADM Retirement Plan	25	568,087	0
	ADM Supplemental Retirement Plan	25	849,192	0

J. D. TAETS	ADM Retirement Plan	35	1,142,748	0
	ADM Supplemental Retirement Plan	35	1,996,225	0

(1)

The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2022. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our Company.

(2)

The assumptions used to value pension liabilities as of December 31, 2022 were an interest rate of 5.14% for the ADM Retirement Plan and 5.02% for the ADM Supplemental Retirement Plan and mortality was determined under the PRI-2012 mortality table, with a white collar adjustment, projected generationally using scale MP-2022. Messrs. Luthar, Morris, Cuddy and Taets had previously participated in the final average pay formula under the ADM Retirement Plan and the ADM Supplemental Retirement Plan, while Messrs. Luciano, Young and Macciocchi had always participated in the cash balance formula under those plans. Effective 1/1/2022, all participants now earn benefits under the cash balance formula in those plans. The amounts reported for Mr. Luciano, Mr. Young and Mr. Macciocchi are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2022. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 4.02% interest rate, converting to a single-life annuity as of age 65, and then discounting back to December 31, 2022 using the assumptions specified above. The total account balance for Mr. Luciano at December 31, 2022 under the Retirement and Supplemental Plans was $530,389, the total account balance for Mr. Young at December 31, 2022 under the Retirement and Supplemental Plans was $366,433 and the total account balance for Mr. Macciocchi at December 31, 2022 under the Retirement and Supplemental Plans was $163,643, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our Company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash balance formula. The cash balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit and five years of service or more prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash balance formula does not apply continue to be determined under the traditional final average pay formula. Messrs. Luciano, Young, and Macciocchi participate in the cash balance formula, while Messrs. Luthar, Morris, Cuddy and Taets participate in the final average pay formula.

ADM Proxy Statement 2023 | 69

EXECUTIVE COMPENSATION — Qualified Retirement Plan

A participant whose accrued benefit is determined under the cash balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the schedule below.

AGE + SERVICE	PAY

Less than 40	2.00%

at least 40 but less than 50	2.25%

at least 50 but less than 60	2.50%

at least 60 but less than 70	3.00%

at least 70 but less than 80	3.50%

80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 60 consecutive months during the last 15 years of employment. The final average pay formula provides a benefit of 36.0% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 0.5% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. All participants under the final average pay formula are vested in their benefits under the Retirement Plan, based on five years of service.

Earnings for purposes of the cash balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan pre-tax deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash balance participants may also elect a lump-sum payment option.

In December 2017, the Retirement Plan was amended to freeze final average pay formula benefit accruals as of December 31, 2021 for all active final average pay formula participants in the Retirement Plan on that date. Final average pay accrued benefits would be calculated as if the participant terminated employment on the earlier of their actual termination date or December 31, 2021. The final average pay benefit will not be converted to a cash balance benefit, but will remain subject to the final average pay benefit rules. As of January 1, 2022, all Retirement Plan participants will accrue future benefits under the cash balance formula, based on their age and total years of service.

70 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — Supplemental Retirement Plan

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation and Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash balance formula participant and five years of service for a final average pay formula participant for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2022.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at 12/31/22 ($)

J. R. LUCIANO	0	0	0	0

V. LUTHAR	0	(177,179)	0	645,141

R. G. YOUNG	0	0	0	0

V. F. MACCIOCCHI	0	0	0	0

G. A. MORRIS	0	0	0	0

C. M. CUDDY	0	0	0	0

J. D. TAETS	0	0	0	0

(1)	The amount reported in this column reflects a (net loss) for the fiscal year ended December 31, 2022.

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our Company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation and Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only.

Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and ESOP. No “make-whole” company credits were made on behalf of the named executive officers for fiscal year 2022.

ADM Proxy Statement 2023 | 71

EXECUTIVE COMPENSATION — Nonqualified Deferred Compensation

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to 20 years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our Company’s common stock) that are made available to participants in the qualified 401(k) and ESOP. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change in control or potential change in control, as defined in the plans.

In fiscal year 2022, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2022 Cumulative Return (1/1/22 to 12/31/22)

PIMCO Total Return Fund Institutional Class	-14.09%

Vanguard Institutional 500 Index Trust	-18.13%

T. Rowe Price Large-Cap Growth Fund I Class	-35.18%

Dodge & Cox Stock Fund Class I	-7.22%

T. Rowe Price Institutional Mid-Cap Equity Growth Fund	-23.17%

Aristotle Small Cap Equity CIT Class B	-10.27%

Vanguard International Growth Fund Admiral Shares	-30.79%

ADM 401(K) Plans Stable Value Fund	2.00%

Vanguard Target Retirement 2020 Trust Plus	-14.13%

Vanguard Target Retirement 2025 Trust Plus	-15.43%

Vanguard Target Retirement 2030 Trust Plus	-16.14%

Vanguard Target Retirement 2035 Trust Plus	-16.51%

Vanguard Target Retirement 2040 Trust Plus	-16.93%

Vanguard Target Retirement 2045 Trust Plus	-17.31%

Vanguard Target Retirement 2050 Trust Plus	-17.44%

Vanguard Target Retirement 2055 Trust Plus	-17.43%

Vanguard Target Retirement 2060 Trust Plus	-17.40%

Vanguard Target Retirement 2065 Trust Plus	-17.37%

Vanguard Target Retirement Income Trust Plus	-12.71%

72 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — Termination of Employment and Change in Control Arrangements

Termination of Employment and Change in Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our Company. See the tabular disclosure and narrative description under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections above for detail regarding payments that would result from a termination of employment or change in control of our Company under our pension and nonqualified deferred compensation plans.

Under the terms of our stock option agreements, vesting and exercisability accelerate upon the death of the recipient or change in control of our Company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement, or cause, a recipient forfeits any interest in the unvested portion of any option but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our Company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

Under the terms of our 2020, 2021, and 2022 RSU award agreements, vesting accelerates upon a change in control of the Company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. Under all of our RSU award agreements, vesting accelerates upon death and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our Company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

Under the terms of the award agreements for the 2020 PSUs, the 2021 PSUs and the 2022 PSUs, vesting accelerates upon the death of the award recipient, and the target number of units would vest. Further, vesting of PSU awards accelerates upon a change in control of our Company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such cases, the number of 2020, 2021 and 2022 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. If employment ends as a result of disability or retirement, vesting will continue in accordance with the original vesting schedule. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our Company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

ADM Proxy Statement 2023 | 73

EXECUTIVE COMPENSATION — Termination of Employment and Change in Control Arrangements

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2022. None of the named executive officers held any nonvested stock options as of such date.

Name		Voluntary Termination ($)		Involuntary Termination without Cause ($)		Termination for Cause ($)	Death ($)(1)	Disability ($)		Change in Control ($)(3)	Change in Control (Non- Assumption of Awards or Involuntary Termination Without Cause or Termination for Good Reason) ($)(4)	Retirement ($)

J. R. Luciano	Vesting of nonvested RSU awards		(6)		(6)	0	38,332,380		(2)	0	38,332,380		(6)

	Vesting of nonvested PSU awards		(6)		(6)	0	42,592,152		(2)	0	42,592,152		(6)

V. Luthar	Vesting of nonvested RSU awards		(6)		(6)	0	2,720,505		(2)	0	2,720,505		(6)

	Vesting of nonvested PSU awards		(6)		(6)	0	3,227,187		(2)	0	3,227,187		(6)

R. G. Young	Vesting of nonvested RSU awards		(6)		(6)	0	12,349,143		(2)	0	12,349,143		(6)

	Vesting of nonvested PSU awards		(6)		(6)	0	13,510,882		(2)	0	13,510,882		(6)

V. F. Macciocchi	Vesting of nonvested RSU awards		(6)		(6)	0	8,593,360		(2)	0	8,593,360		(6)

	Vesting of nonvested PSU awards		(6)		(6)	0	14,226,756		(2)	0	11,797,335		(6)

G. A. Morris	Vesting of nonvested RSU awards	0		0		0	8,593,360		(2)	0	8,593,360		(5)

	Vesting of nonvested PSU awards	0		0		0	9,367,915		(2)	0	9,367,915		(5)

C. M. Cuddy	Vesting of nonvested RSU awards	0		0		0	7,511,658		(2)	0	7,511,658		(5)

	Vesting of nonvested PSU awards	0		0		0	8,286,213		(2)	0	8,286,213		(5)

J. D. Taets	Vesting of nonvested RSU awards		(6)		(6)	0	7,930,319		(2)	0	7,930,319		(6)

	Vesting of nonvested PSU awards		(6)		(6)	0	8,653,249		(2)	0	8,653,249		(6)

(1)

Pursuant to the terms of the RSU awards issued under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon death. The amount shown with respect to RSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $92.85, the closing sale price of a share of our common stock on the NYSE on December 30, 2022, the last trading day of 2022.

Due to the fact that the performance period for the 2020 PSUs ended on December 31, 2022, the amounts in this column related to the 2020 PSUs consist of the number of 2020 PSUs that actually were earned and vested for the applicable named executive officer, multiplied by $92.85, the closing sale price of a share of our common stock on the NYSE on December 30, 2022. The PSUs granted in 2021 and 2022, and the PRSUs granted in 2022, provide that vesting of those awards will accelerate upon death in an amount equal to the target number of PSUs and maximum number of PRSUs. Therefore, the amount shown in this column with respect to the 2021 and 2022 PSU awards is the target number of such awards, and the maximum of the 2022 PRSU award, in each case multiplied by $92.85, the closing sale price of a share of our common stock on the NYSE on December 30, 2022.

(2)

Pursuant to the terms of the award agreements issued under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after termination of employment due to disability.

74 | ADM Proxy Statement 2023

EXECUTIVE COMPENSATION — CEO Pay Ratio

(3)

All currently outstanding RSUs, PSUs and PRSUs are subject to a double-trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU and PRSU awards will accelerate as described in footnote 4 below. Therefore, this column excludes all outstanding RSUs, PSUs and PRSUs.

(4)

All currently-outstanding RSUs, PSUs and PRSUs are subject to a double-trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full, the number of 2020, 2021 and 2022 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period, and the number of 2022 PRSUs that vest will be equal to the number of PRSUs earned based on actual performance during the truncated performance period. This column includes (i) all unvested RSU awards, and (ii) a portion of the unvested PSU and PRSU awards (calculated in the manner set forth in footnote (1)). The amounts shown with respect to the awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $92.85, the closing sale price of a share of our common stock on the NYSE on December 30, 2022.

(5)

Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(6)

Because this named executive officer is eligible for retirement, pursuant to the terms of the RSU award and PSU award agreements issued under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement, voluntary termination or involuntary termination without cause, other than the PRSUs granted to Mr. Macciocchi, which are forfeited upon retirement.

CEO Pay Ratio

Because we last identified a median employee for pay ratio analysis purposes over three years ago, for the 2022 pay ratio, we are required to identify a new median employee. Therefore, we completed a review of our global employee population as detailed below to determine a new median employee.

Our median employee’s annual total compensation for fiscal year 2022 was $68,383. The annual total compensation of our Board Chair and CEO for fiscal year 2022 was $24,749,178. The ratio between the Board Chair and CEO’s annual total compensation to the annual total compensation of our median employee is 362:1.

We determined our median employee for fiscal year 2022 by using a consistently applied compensation measure of total cash compensation paid to our global employee population (including full-time, part-time, temporary, and seasonal employees) other than our Board Chair and CEO, as of December 31, 2022, with 41% of these individuals located in the United States. We define “total cash compensation” as base salary for salaried colleagues, base hourly compensation and overtime for hourly permanent employees, actual compensation for seasonal or temporary colleagues, sales commission (if applicable), and any annual cash incentive compensation for the year ending on December 31, 2022. For purposes of the pay ratio, their compensation is converted to U.S. dollars using the exchange rate as of December 31, 2022 to determine the median employee.

With respect to our median employee, we then identified and calculated the elements of the employee’s annual total compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and also included $18,898 as the estimated value of the median employee’s 2022 employer-paid health care and basic life insurance premiums. With respect to the annual total compensation of our Board Chair and CEO, we used the amount reported in the Summary Compensation Table and also included $15,029 as the estimated value of our Board Chair and CEO’s 2022 employer-paid health care and basic life insurance premiums.

SUPPLEMENTAL PAY RATIO

Our global footprint drives the median pay level at ADM. 59% of our workforce is employed outside the United States. We aim to provide competitive pay and benefits for each employee’s role in every business segment and geography. To be consistent with our compensation philosophy, all global colleagues are paid based upon their local market as reviewed on an annual basis to ensure they are paid competitively. We believe this information is useful to put the SEC-required pay ratio provided above into context.

In addition, we are also providing a supplemental pay ratio that includes our domestic employees only. We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our employees located in the United States only (other than our Board Chair and CEO), we determined that our median employee in fiscal year 2022 had annual total compensation in the amount of $93,723.

As a result, the fiscal year 2022 ratio of the total annual compensation of our Board Chair and CEO to the total annual compensation of our median employee in the United States, each as calculated above to include 2022 employer-paid health care and basic life insurance premiums, is 264:1. This supplemental pay ratio is not a substitute for the required CEO pay ratio, but we believe it is helpful in fully evaluating the ratio of our Board Chair and CEO’s annual total compensation to that of our median employee.

ADM Proxy Statement 2023 | 75

PAY VERSUS PERFORMANCE
— Pay Versus Performance Table

Pay Versus Performance
PAY VERSUS PERFORMANCE TABLE
The following table sets forth compensation information of our CEO (the “PEO”) and other NEOs, on an average basis, along with total shareholder return, net income, and ROIC performance results for our fiscal years 2022, 2021 and 2020. For additional information regarding the Company’s pay-for-performance
philosophy and compensation objectives, including emphasizing multiple performance factors tied to stockholder value creation over short and long-term time horizons, refer to the Compensation Discussion and Analysis (“CD&A”).

Fiscal Year	Summary Compensation Table (SCT) Total For PEO 1 ($)	Compensation Actually Paid (CAP) to PEO 2 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 2 ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)	Company Selected Measure: Adjusted ROIC 4
					Total Shareholder Return (TSR) 3 ($)	Peer Group TSR 3 ($)

2022	24,749,178	65,662,660	5,891,112	14,567,967	116.10	24.40	4,340,000,000	13.6%

2021	23,508,841	60,063,855	6,078,204	15,161,710	54.40	57.20	2,709,000,000	10.0%

2020	22,749,628	33,167,553	7,169,286	9,758,997	12.50	21.50	1,772,000,000	7.7%

(1)
For each of 2022, 2021 and 2020, our PEO was Juan Luciano. For each of 2021 and 2020, the Non-PEO NEOs were Ray Young, Vincent Macciocchi, Gregory Morris, and Joseph Taets. For 2022, the Non-PEO NEOs included the same NEOs as in 2021 and 2020, as well as Vikram Luthar and Christopher Cuddy.

(2)
The dollar amounts reported represent the Compensation Actually Paid (“CAP”) to Mr. Luciano and the respective NEOs in accordance with, and using the adjustments set forth in, Item 402(v) of Regulation
S-K.
The following adjustments related to pension plans and equity awards were made to their total compensation each year as reported in the SCT to determine the CAP:

Reconciliation of PEO Summary Compensation Table Total to Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Dividends Paid on Unvested Shares and Stock Options ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefit Adjustments ($)	Compensation Actually Paid ($)

2022	24,749,178	(17,727,259)	57,902,844	689,008	—	48,889	65,662,660

2021	23,508,841	(15,939,571)	51,787,958	718,567	(59,843)	47,903	60,063,855

2020	22,749,628	(15,940,148)	25,738,557	692,287	(112,853)	40,082	33,167,553

Reconciliation of Non-PEO NEOs Summary Compensation Table Total to Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Dividends Paid on Unvested Shares and Stock Options ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefit Adjustments ($)	Compensation Actually Paid ($)

2022	5,891,112	(3,657,711)	12,165,647	143,963	—	24,956	14,567,967

2021	6,078,204	(3,533,337)	12,401,366	184,138	(14,810)	46,149	15,161,710

2020	7,169,286	(4,556,257)	7,322,254	179,588	(398,558)	42,685	9,758,997

(3)
Our peer group for the calculation of TSR is the S&P 100, which is the industry index used to show our performance in our CD&A. TSR, in the case of both the Company and our peer group, reflects the cumulative return on $100 as if invested on December 31, 2019, including reinvestment of any dividends, and is rounded to the nearest tenth.

76 | ADM Proxy Statement 2023

PAY VERSUS PERFORMANCE —
Pay Versus Performance Table

(4)
Our company selected measure, which we believe represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the NEOs for 2022 to company performance, is Adjusted ROIC. Adjusted ROIC is one of the metrics under both the 2022 annual cash incentive program and the 2022 PSUs. Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) is a non-GAAP
financial measure. Annex A to this Proxy Statement provides a more detailed definition of this term, a reconciliation to the most directly comparable GAAP financial measure, and related disclosures about the use of this non-GAAP
financial measure.

In order to calculate CAP, the following amounts were excluded from or added to the SCT total compensation:

Reconciliation of the Pension and Equity Award Adjustments for the PEO’s Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Pension & Equity amounts reported in SCT ($)	Pension value attributable to covered years’ service and any change in pension value attributable to plan amendments made in covered year ($)	Dividends paid on unvested shares and stock options ($)	Change in fair value related to equity awards a,b ($)	CAP ($)

2022	24,749,178	(17,727,259)	48,889	689,008	57,902,844	65,662,660

2021	23,508,841	(15,999,414)	47,903	718,567	51,787,958	60,063,855

2020	22,749,628	(16,053,001)	40,082	692,287	25,738,557	33,167,553

Reconciliation of the Pension and Equity Award Adjustments for the Average of Non-PEO NEO’s Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Pension & Equity amounts reported in SCT ($)	Pension value attributable to covered years’ service and any change in pension value attributable to plan amendments made in covered year ($)	Dividends paid on unvested shares and stock options ($)	Change in fair value related to equity awards a,b ($)	CAP ($)

2022	5,891,112	(3,657,711)	24,956	143,963	12,165,647	14,567,967

2021	6,078,204	(3,548,148)	46,149	184,138	12,401,366	15,161,710

2020	7,169,286	(4,954,815)	42,685	179,588	7,322,254	9,758,997

(a)	With respect to performance-based equity awards, change in fair value is based on the probable outcome of the related performance metrics.

(b)	The amounts deducted or added are as follows to determine the equity award adjustments for year-over-year change in fair value:

ADM Proxy Statement 2023 | 77

PAY VERSUS PERFORMANCE —
Pay Versus Performance Table

PEO

Fiscal Year	Fair Value at Covered Year- End of Equity Awards Granted in Covered Year	Year-over-Year Change in Fair Value of Awards Granted in Prior Years that are Unvested at End of Covered Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	Fair Value at End of the Prior Year of Prior Year Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2022	29,050,156	24,982,970	—	3,869,718	—	—	57,902,844

2021	29,297,900	19,489,626	—	3,000,433	—	—	51,787,958

2020	25,686,592	408,760	—	(356,795)	—	—	25,738,557
Average
Non-PEO
NEOs

Fiscal Year	Fair Value at Covered Year- End of Equity Awards Granted in Covered Year	Year-over-Year Change in Fair Value of Awards Granted in Prior Years that are Unvested at End of Covered Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	Fair Value at End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2022	6,009,503	5,340,024	—	816,121	—	—	12,165,647

2021	6,494,489	5,193,596	—	713,281	—	—	12,401,366

2020	7,342,134	57,093	—	(76,973)	—	—	7,322,254
FINANCIAL PERFORMANCE MEASURES
The three financial performance measures listed below represent the most important measures used to link compensation actually paid to the NEOs for 2022 to Company performance, as further described in the CD&A.

•	Adjusted ROIC

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)

•	Adjusted earnings per share (EPS)

78 | ADM Proxy Statement 2023

PAY VERSUS PERFORMANCE —
Pay Versus Performance Table

RELATIONSHIP BETWEEN COMPENSATION PAID AND PERFORMANCE
The below charts show the relationship between Compe
n
sation Actually Paid to our PEO and the average of the other NEOs (as shown in the above Pay versus Performance Table), and the following: net income, Company TSR, peer group TSR, and Adjusted ROIC.
Compensation Actually Paid versus Net Income

Compensation Actually Paid versus Company TSR and Peer Group TSR

*	TSR valuations are based upon a fixed value initial investment of $100 as of December 31, 2019 for determination of both peer group and Company TSR from 2020 through 2022.

ADM Proxy Statement 2023 | 79

PAY VERSUS PERFORMANCE —
Pay Versus Performance Table

Compensation Actually Paid versus Adjusted ROIC*

*	Adjusted ROIC is a non-GAAP financial measure. See Annex A to this Proxy Statement for a reconciliation to the most directly comparable GAAP financial measure.

80 | ADM Proxy Statement 2023

Equity Compensation Plan Information; Related Transactions

Equity Compensation Plan Information at December 31, 2022

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column

Equity Compensation Plans Approved by Security Holders	8,663,647	(1)	$43.33	(2)	14,745,339	(3)

Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	8,663,647	(1)	$43.33	(2)	14,745,339	(3)

(1)

Consists of 4,372,397 shares to be issued upon vesting of outstanding RSUs, 2,035,633 shares to be issued upon vesting of outstanding PSUs and PRSUs, and 2,255,617 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2009 Incentive Compensation Plan and 2020 Incentive Compensation Plan, all as of December 31, 2022.

(2)	Weighted-average exercise price for outstanding stock options.

(3)

Consists of shares available for issuance pursuant to the Company’s 2020 Incentive Compensation Plan, as of December 31, 2022. Benefits which may be granted under the 2020 Incentive Compensation Plan are options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units and cash-based awards.

*	Based on target share amounts for PSUs and maximum share amounts for PRSUs. Number of PSUs issued would be 4,478,393 under the maximum payout conditions.

As of March 9, 2023, our Company does not have any equity compensation plans that have not been approved by our stockholders.

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our Company, including our Code of Conduct, our bylaws, the charter of the Nominating and Corporate Governance Committee, and annual questionnaires completed by all of our directors and executive officers, require the directors and executive officers to disclose and otherwise identify to the Company the transactions or relationships that could be viewed as constituting potential or actual conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our Company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members.

Although the Company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers, and other Company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the charter of the Audit Committee provides that the Audit Committee will review the transaction or relationship. The Audit Committee will evaluate various aspects of the transaction or relationship and will approve it if it is determined that the transaction or relationship is fair and in the best interests of the Company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate Company supervisory personnel and are not approved or ratified by the Board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2022, the brother of Christopher Cuddy, one of our named executive officers, was employed by our Company as a vice president of strategic accounts. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our Company.

ADM Proxy Statement 2023 | 81

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) the internal audit function, (v) the tax function, (vi) the annual independent audit of the Company’s financial statements, (vii) major risk exposures, (viii) legal compliance and ethics programs as established by management and the Board, (ix) related-party transactions, and (x) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chairman) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality—not just the acceptability—of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including their judgment as to the quality—not just the acceptability—of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Audit Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2022.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor.

82 | ADM Proxy Statement 2023

REPORT OF THE AUDIT COMMITTEE — Report of the Audit Committee

In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2023. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

T. K. Crews, Chairman

T. Colbert

P. J. Moore

F. J. Sanchez

D. A. Sandler

ADM Proxy Statement 2023 | 83

Proposal No. 2

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 85 years.

The Audit Committee is responsible for the audit fee negotiations associated with our Company’s retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the Board of Directors, believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

FEES PAID TO INDEPENDENT AUDITORS

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2022, and December 31, 2021.

Description of Fees	2022	2021

Audit Fees(1)	$18,551,000	$17,725,000

Audit-Related Fees(2)	$2,136,000	$3,797,000

Tax Fees(3)	$2,679,000	$1,735,000

All Other Fees(4)	$10,000	—

Total	$23,376,000	$23,257,000

(1)

Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our Company’s internal control over financial reporting, and certain statutory audits.

(2)	Includes fees for accounting and reporting assistance, due diligence for mergers and acquisitions, and audit-related work in connection with employee benefit plans of our Company.

(3)	Includes fees related to tax planning advice and tax compliance.

(4)	Includes fees for services related to co-facilitation of Diversity, Equity, and Inclusion sessions.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during fiscal years 2022 and 2021 were pre-approved by the Audit Committee.

84 | ADM Proxy Statement 2023

Proposal No. 3

Proposal No. 3—Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures, and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes, and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation and Succession Committee, which is comprised entirely of independent directors, and the Board of Directors believe that the executive compensation policies, procedures, and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our Company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders in 2023:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on the Board of Directors, the Board and the Compensation and Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2023 | 85

Proposal No. 4

Proposal No. 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The following proposal provides our stockholders with an opportunity to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. On the proxy card, stockholders will be able to select one of four options for this proposal: every one year; every two years; every three years; or abstain. Section 14A of the Securities Exchange Act requires our Company to hold this advisory stockholder vote on the frequency of the stockholders’ advisory vote on executive compensation at least once every six years.

After careful consideration of this proposal, our Company’s Board of Directors recommends at this time that an advisory vote on executive compensation occur each year. The Board believes that holding the advisory vote annually will provide the Compensation and Succession Committee and the Board with more frequent stockholder feedback on compensation disclosures. You are not voting to approve or disapprove the Board’s recommendation for an annual vote. Rather, you are being asked to select the frequency of advisory stockholder votes on executive compensation that is preferable to you.

The Board will review and expects to take the voting results of this proposal into account in making a determination concerning the frequency of future advisory votes on executive compensation. However, this advisory vote is not binding on the Board or the Company, and the Board may decide in the future to conduct the advisory vote on executive compensation on a less frequent basis.

The Board of Directors recommends that you vote to conduct future advisory votes on the compensation of our Company’s named executive officers every ONE YEAR. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

86 | ADM Proxy Statement 2023

Proposal No. 5

Proposal No. 5—Stockholder Proposal—Independent Board Chairman

We expect the following proposal to be presented by a stockholder at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, owner of 100 shares, is the proponent of the following stockholder proposal.

STOCKHOLDER PROPOSAL

Proposal 5—Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

This policy could be phased in when there is a leadership transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO and management.

This proposal topic won 47%-support at a previous Archer-Daniels-Midland annual meeting.

Please vote yes:

Independent Board Chairman—Proposal 5

ADM Proxy Statement 2023 | 87

PROPOSAL NO. 5 — Proposal No. 5 — Stockholder Proposal – Independent Board Chairman

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE STOCKHOLDER PROPOSAL

The Board has carefully considered the above proposal, believes the proposal is not in the best interests of ADM and its stockholders for the reasons set forth below, and recommends that stockholders vote against the proposal.

The Board Should Continue to Have Flexibility to Determine in its Business Judgment Whether to Separate or Combine the Roles of Board Chair and Chief Executive Officer

The Board believes it is important to maintain the flexibility to choose whether to separate the Board Chair and Chief Executive Officer roles at the Company. The Board believes the proposed policy would be detrimental to the Company because it would remove the Board’s flexibility and narrow the governance arrangements that the Board may consider. The Board believes that, depending on the Company’s circumstances at any given point in time, it may not be in the best interests of the Company or its stockholders to have a Board Chair who is an independent director for a variety of reasons. Overall, the Board believes it should be allowed to use its business judgment to select the director it believes is best suited to serve as Board Chair and to change that determination as facts and circumstances change.

The Board Regularly Reviews and Assesses Board Leadership Structure

The Board regularly reviews its governance processes including its leadership structure, and will make determinations based upon the best interests of the Company and its stockholders at that time. The Board considers, among other things, the changing needs of the Board and the Company and evolving corporate governance best practices. According to the Spencer Stuart U.S. Board Index 2022, approximately 64% of S&P 500 companies do not have an independent board chair. The Board also considers current trends and stockholder feedback received through engagement and votes on stockholder proposals (such as the similar proposals to separate the Board Chair and Chief Executive Officer roles voted on by stockholders in 2014, 2015, and 2018, none of which received the support of a majority of the Company’s stockholders, with the percentage of stockholders supporting the proposals declining from 2014 to 2015 and continuing the decline in 2018).

The Current Leadership Structure is the Most Effective for the Company

At present, the independent directors have determined that the Company is well-served by having both Board Chair and Chief Executive Officer roles performed by Mr. Luciano, who provides excellent leadership and direction for both management and the Board and who facilitates the flow of business information and communications. This structure allows our Chief Executive Officer to speak for and lead the Company and Board while also providing for effective oversight and governance by an independent Board through the independent Lead Director. The high level of contact and communication between our Lead Director and our Board Chair throughout the year and the specificity contained in the Lead Director’s responsibilities also serve to foster effective Board leadership.

Each year, our independent directors elect our Lead Director at a Board meeting following the annual stockholders’ meeting. Our Lead Director has extensive, well-defined responsibilities as set forth in our Corporate Governance Guidelines to ensure our Board provides effective independent oversight of management. Our Lead Director:

•

Presides at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors, and regularly meets with the Board Chair and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

•	Coordinates the activities of the other independent directors and serves as liaison between the Board Chair and the independent directors;

•

Consults with the Board Chair and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;

•

Interviews, along with the Board Chair and the Chair and members of the Nominating and Corporate Governance Committee, all director candidates and makes recommendations to the Nominating and Corporate Governance Committee;

•	Advises the Nominating and Corporate Governance Committee on the selection of members of the Board committees;

•	Advises the Board committees on the selection of committee chairs;

•	Works with the Board Chair and Chief Executive Officer to propose a schedule of major discussion items for the Board;

•	Guides the Board’s governance processes;

•	Provides leadership to the Board if circumstances arise in which the role of the Board Chair or Chief Executive Officer may be, or may be perceived to be, in conflict;

88 | ADM Proxy Statement 2023

PROPOSAL NO. 5 — Proposal No. 5 — Stockholder Proposal – Independent Board Chairman

•	Has the authority to call, and set the agendas for, meetings of the independent directors;

•	If requested by major stockholders, ensures that the Lead Director is available for consultation and direct communication;

•	Leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer;

•	Works with the Chair of the Compensation and Succession Committee to guide the Board’s discussion of management succession plans;

•	Works with the Chair of the Nominating and Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;

•	Works with the Chair of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and

•	Performs such other duties and responsibilities as the Board may determine.

In addition to having a Lead Director position with significant responsibilities, the Company has a number of governance structures in place to support the independent operation of the Board:

•	Eleven out of the twelve current directors—all directors other than Mr. Luciano—are independent under the standards of the New York Stock Exchange and our Company bylaws;

•

The Board’s Audit Committee, Compensation and Succession Committee, Nominating and Corporate Governance Committee, and Sustainability and Corporate Responsibility Committee are composed solely of independent directors;

•

Non-management directors meet privately in executive session presided over by the Lead Director at least quarterly, and if any of the non-management directors are not independent pursuant to the Board’s independence determination, at least one executive session each year will include only independent directors;

•	Non-management directors determine the performance criteria for evaluating the Chief Executive Officer and perform the annual performance review of the Chief Executive Officer;

•	Directors have full and free access to the officers and employees of the Company; and

•	The Board and each committee of the Board has the power to retain experts or advisors without consulting or obtaining the approval of any officer of the Company.

Since the Board combined the Chair and Chief Executive Officer roles under Juan Luciano in January 2016 (he had served as Chief Executive Officer since January 2015), ADM has transformed itself – developing and executing on a strategy of sustainable and profitable growth for the Company. The Board notes that under the current Chair/CEO structure, the Company has delivered record financial results and stockholder value while aligning its portfolio with the enduring trends of food security, health and well-being, and sustainability. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

ADM Proxy Statement 2023 | 89

Submission of Stockholder Proposals and Other Matters

Deadline for Submission of Stockholder Proposals

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Company’s Secretary, addressed to ADM, Attn: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than November 15, 2023, and, in the case of nominations for director, no earlier than October 16, 2023, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Notice of a stockholder proposal intended to be presented at the next annual meeting, but not included in our proxy statement for that meeting, must be delivered to the Secretary at the above address between January 5, 2024 and February 4, 2024 (or, if the next annual meeting is called for a date that is not within the period from April 4, 2024 to June 3, 2024, such notice must be delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is given or public disclosure of the date of such annual meeting is made). The notice must set forth the information required by our bylaws.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the next annual meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2024.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made in writing and addressed to Investor Relations, ADM, 4666 Faries Parkway, Decatur, Illinois 62526-5666, or by calling our Investor Relations at 217-424-5656. If you are a stockholder whose shares are held by a bank, broker, or other nominee, you can request information about householding from your bank, broker, or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our Company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 14, 2023

90 | ADM Proxy Statement 2023

Annex A

Definition and Reconciliation of Non-GAAP Measures

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense and specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after-tax effect of specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for specified items. Adjusted EPS is defined as diluted Earnings Per Share adjusted for the effects on reported diluted EPS of certain specified items. Management believes Adjusted EBITDA and Adjusted EPS are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability.

Adjusted economic value added (EVA) is the Company’s economic value added adjusted for specified items. The Company calculates EVA by comparing ADM’s adjusted ROIC to its Annual WACC multiplied by adjusted invested capital.

Segment operating profit is the Company’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP financial measure, is segment operating profit excluding specified items. Management believes that segment operating profit and adjusted segment operating profit are useful measures of the Company’s performance because they provide investors information about the Company’s business unit performance excluding corporate overhead costs as well as specified items.

Revenue on a constant currency basis, referred to as “FX adjusted revenue” in this Annex A, is the Company’s GAAP revenue adjusted for the impact of fluctuations in foreign currency exchange rates. Constant currency operating profit, referred to as “FX adjusted operating profit” in this Annex A, is ADM’s GAAP operating profit adjusted for the impact of fluctuation in foreign currency exchange rates. The Company calculates FX adjusted revenue/operating profit by converting its current period non-USD revenue/operating profit to USD using the prior period exchange rates. Management believes providing FX adjusted revenue/operating profit provides valuable supplemental information regarding its revenue/operating profit and facilitates period-to-period comparison.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, Adjusted EBITDA, Adjusted EPS, adjusted EVA, Adjusted Segment Operating Profit, FX adjusted revenue, and FX adjusted operating profit are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC Earnings to net earnings attributable to ADM, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amount reported under GAAP; of Adjusted EBITDA to net earnings attributable to ADM, the most directly comparable amount reported under GAAP; of Adjusted EPS to diluted EPS, the most directly comparable amount reported under GAAP; of Segment Operating Profit and Adjusted Segment Operating Profit to earnings before income taxes, the most directly comparable amount reported under GAAP; of FX adjusted revenue to GAAP revenue; of FX adjusted operating profit to GAAP operating profit; and the calculations of Adjusted EVA for the year ended December 31, 2022 and Adjusted ROIC for the years ended December 31, 2022, 2021 and 2020.

ADJUSTED EVA (1) CALCULATION (YEAR ENDED DECEMBER 31, 2022)

Adjusted ROIC 13.6% less Annual WACC 5.5% X Adjusted Invested Capital $34,756* = $2,819*

ADJUSTED ROIC (1) CALCULATION (YEAR ENDED DECEMBER 31)

2022—Adjusted ROIC Earnings $4,732* ÷ Adjusted Invested Capital $34,756* = 13.6%

2021—Adjusted ROIC Earnings $3,158* ÷ Adjusted Invested Capital $31,634* = 10.0%

2020—Adjusted ROIC Earnings $2,260* ÷ Adjusted Invested Capital $29,410* = 7.7%

*	in millions

ADM Proxy Statement 2023 | A-1

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Quarter Ended				Four Quarters Ended
	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Dec 31, 2022

Net earnings attributable to ADM	$1,054	$1,236	$1,031	$1,019	$4,340

Adjustments:

Interest expense	92	73	97	134	396

Specified items	17	7	27	62	113

Total adjustments	109	80	124	196	509

Tax on adjustments	(26)	(19)	(25)	(47)	(117)

Net adjustments	83	61	99	149	392

Total Adjusted ROIC Earnings	$1,137	$1,297	$1,130	$1,168	$4,732

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Year Ended December 31,
	2021	2020

Net earnings attributable to ADM	$2,709	$1,772

Adjustments:

Interest expense	265	339

LIFO	-	(91)

Specified items	299	412

Total adjustments	564	660

Tax on adjustments	(115)	(172)

Net adjustments	449	488

Total Adjusted ROIC Earnings	$3,158	$2,260

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Quarter Ended				Trailing Four Quarter Average
	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Dec 31, 2022

Shareholders’ Equity(2)	$23,722	$24,393	$23,997	$24,284	$24,099

+ Interest-bearing liabilities(3)	13,079	11,524	8,747	9,187	10,634

+ Specified items	13	5	25	47	23

Total Adjusted Invested Capital	$36,814	$35,922	$32,769	$33,518	$34,756

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Trailing Four Quarter Average
	December 31, 2021	December 31, 2020

Shareholders’ Equity(2)	$21,717	$19,392

+ Interest-bearing liabilities(3)	9,856	9,943

+ Specified items	61	75

Total Adjusted Invested Capital	$31,634	$29,410

A-2 | ADM Proxy Statement 2023

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

	Twelve Months Ended Dec 31

ADJUSTED EBITDA(1) (IN MILLIONS)	2022	2021	2020

Net earnings attributable to ADM	$4,340	$2,709	$1,772

Net earnings attributable to noncontrolling interests	25	26	10

Income taxes	868	578	101

Interest expense	396	265	339

Depreciation and amortization	1,028	996	976

EBITDA	6,657	4,574	3,198

Adjustments:

(Gains) losses on sales of assets and businesses	(44)	(77)	(90)

Asset impairment, restructuring, and settlement charges	148	300	92

Railroad maintenance expense	67	67	138

Loss on debt extinguishment	0	36	409

Acquisition-related expenses	2	7	4

LIFO charge (credit)	0	0	(91)

Adjusted EBITDA	$6,830	$4,907	$3,660

Reserve, Louisiana facility adjustment	—	(27)	—

Adjusted EBITDA excluding Reserve, Louisiana facility adjustment	$6,830	$4,880	$3,660

	Twelve Months Ended Dec 31

ADJUSTED EPS(1)	2022	2021

EPS (fully diluted) as reported	$ 7.71	$ 4.79

Adjustments:

Gains on sales of assets and businesses	(0.06)	(0.10)

Asset impairment, restructuring, and settlement charges	0.21	0.42

Loss on debt extinguishment	0.00	0.05

Gain on debt conversion option	(0.02)	(0.03)

Acquisition-related expenses	0.00	0.01

Tax adjustments	0.01	0.05

Adjusted EPS	$ 7.85	$ 5.19

ADM Proxy Statement 2023 | A-3

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

	Twelve Months Ended Dec 31

ADJUSTED SEGMENT OPERATING PROFIT(1) (IN MILLIONS)	2022	2021

Earnings Before Income Taxes	$5,233	$3,313

Corporate Results	1,316	1,325

Segment Operating Profit	6,549	4,638

Specified items:

Gain on sale of assets	(47)	(77)

Impairment, restructuring, and settlement charges	147	213

Adjusted Segment Operating Profit	$6,649	$4,774

Ag Services and Oilseeds	$4,386	$2,775

Ag Services	1,374	770

Crushing	1,621	975

Refined Products and Other	837	652

Wilmar	554	378

Carbohydrate Solutions	$1,360	$1,283

Starches and Sweeteners	1,323	913

Vantage Corn Processors	37	370

Nutrition	$ 736	$ 691

Human Nutrition	566	537

Animal Nutrition	170	154

Other Business	$ 167	$ 25

NUTRITION REVENUE (AMOUNTS IN MILLIONS)	FY 2022	Growth vs. FY 2021

GAAP Revenue

Nutrition	$7,636	13.8%

Human Nutrition	3,769	18.2%

Animal Nutrition	3,867	9.8%

FX Adjusted Revenue(1)

Nutrition	$7,910	17.8%

Human Nutrition	3,933	23.3%

Animal Nutrition	3,977	12.9%

A-4 | ADM Proxy Statement 2023

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

NUTRITION OP (AMOUNTS IN MILLIONS)	FY 2022	Growth vs. FY 2021

GAAP Operating Profit

Nutrition	$736	6.5%

Human Nutrition	566	5.4%

Animal Nutrition	170	10.4%

FX Adjusted Operating Profit(1)

Nutrition	$768	11.1%

Human Nutrition	592	10.2%

Animal Nutrition	176	14.3%

(1)

Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(a)

Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense and specified items. Adjusted Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after-tax effect of specified items.

(b)

Specified items are comprised of net charges of $17 million ($14 million, after tax; $0.02 per share) related to the impairment of certain assets, partially offset by a restructuring adjustment and a settlement, a loss of $2 million ($2 million, after tax; $0.00 per share) related to the sale of certain assets, expenses of $2 million ($1 million, after tax; $0.00 per share) related to the Deerland and Sojaprotein acquisitions, and a tax benefit adjustment of $4 million ($0.01 per share) related to certain discrete items for the quarter ended March 31, 2022; net charges of $8 million ($6 million, after tax; $0.01 per share) related to the impairment of certain assets, partially offset by a restructuring adjustment, and a tax benefit adjustment of $1 million ($0.00 per share) related to certain discrete items for the quarter ended June 30, 2022; charges of $49 million ($40 million, after tax; $0.07 per share) related to the impairment of certain assets, restructuring, and settlement contingency, gains of $29 million ($22 million, after tax; $0.04 per share) related to the sale of certain assets, and a tax expense adjustment of $7 million ($0.01 per share) related to certain discrete items for the quarter ended September 30, 2022; and charges of $74 million ($55 million, after tax; $0.10 per share) related to the impairment of certain assets, restructuring, and settlement contingencies, gains of $17 million ($13 million, after tax; $0.02 per share) related to the sale of certain assets, and a tax expense adjustment of $5 million ($0.01 per share) related to certain discrete items for the quarter ended December 31, 2022.

(c)	Gain on debt conversion of $9 million ($9 million, after tax; $0.02 per share) related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020.
(d)	Adjusted EVA is Adjusted ROIC less the Company’s Annual WACC multiplied by Adjusted Invested Capital.
(e)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above and railroad maintenance expense.
(f)	Adjusted EPS is diluted EPS adjusted for certain specified items as described above.
(g)

Adjusted segment operating profit is segment operating profit (which is earnings before income taxes excluding corporate items) adjusted for gain on sale of assets and impairment, restructuring and settlement charges.

(h)	FX adjusted revenue is GAAP revenue adjusted for the impact of fluctuations in foreign currency exchange rates.
(i)	FX adjusted operating profit is GAAP operating profit adjusted for the impact of fluctuations in foreign currency exchange rates

(2)	Excludes noncontrolling interests.

(3)	Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt.

ADM Proxy Statement 2023 | A-5

SCAN TO VIEW MATERIALS & VOTE w ARCHER-DANIELS-MIDLAND COMPANY VOTE BY INTERNET ATTN: LORI GRAHAM Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above 4666 FARIES PARKWAY DECATUR, IL 62526 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/ADM2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V01089-P86484-Z84344 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ARCHER-DANIELS-MIDLAND COMPANY THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3, “1 YEAR” FOR PROPOSAL 4, AND “AGAINST” PROPOSAL 5. 1. Election of Directors: Nominees: For Against Abstain For Against Abstain 1a. M.S. Burke 2. Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2023. 1b. T. Colbert 3. Advisory Vote on Executive Compensation. 1c. J.C. Collins, Jr. 1 Year 2 Years 3 Years Abstain 1d. T.K. Crews 4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. 1e. E. de Brabander For Against Abstain 1f. S.F. Harrison 5. Stockholder Proposal Regarding an Independent Board Chairman. 1g. J.R. Luciano In their discretion, upon any other business that may properly come before the meeting. 1h. P.J. Moore 1i. D.A. Sandler 1j. L.Z. Schlitz 1k. K.R. Westbrook Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the ARCHER-DANIELS-MIDLAND COMPANY Annual Meeting of Stockholders to Be Held on May 4, 2023. The 2023 Proxy Statement and 2022 Form 10-K for this meeting are available at: www.proxyvote.com V01090-P86484-Z84344 ARCHER-DANIELS-MIDLAND COMPANY PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARCHER-DANIELS-MIDLAND COMPANY. The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, T.K. Crews, and P.J. Moore as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 9, 2023, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ADM2023 on Thursday, May 4, 2023 at 8:30 a.m., Central Time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement. This card also provides your instructions for voting any shares that you may hold in the Archer-Daniels-Midland Company 401(k) and Employee Stock Ownership Plan. This card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone, internet or return this card in the enclosed envelope so that your vote is received by May 1, 2023. This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3, “1 YEAR” for Proposal 4, and “AGAINST” Proposal 5. The votes entitled to be cast by the Proxy holder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.